EXHIBIT 1

                                                                  EXECUTION COPY


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                               EDISON SCHOOLS INC.

                           SHAKESPEARE ACQUISITION LLC

                                       and

                       SHAKESPEARE ACQUISITION CORPORATION


                          AGREEMENT AND PLAN OF MERGER


                            Dated as of July 13, 2003

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                                TABLE OF CONTENTS


                                   ARTICLE I.


                                   DEFINITIONS

Section 1.01. General Definitions
Section 1.02. Generic Terms


                                   ARTICLE II.


                                   THE MERGER


Section 2.01. The Merger
Section 2.02. Closing
Section 2.03. Effective Time
Section 2.04. Effects of the Merger
Section 2.05. Certificate of Incorporation; Bylaws; Directors
               and Officers
Section 2.06. Conversion of Securities
Section 2.07. Surrender of Shares; Stock Transfer Books
Section 2.08. Options; Warrants
Section 2.09. Dissenters' Rights


                                  ARTICLE III.


       REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Section 3.01. Organization
Section 3.02. Ownership of Merger Sub
Section 3.03. Authority Relative to this Agreement
Section 3.04. No Conflict; Required Filings and Consents
Section 3.05. Funding
Section 3.06. Certain Agreements
Section 3.07. Brokers
Section 3.08. Litigation
Section 3.09. Information in Disclosure Documents

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                                   ARTICLE IV.


                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY


Section 4.01. Organization, Good Standing and Qualification;
               Subsidiaries
Section 4.02. Capitalization
Section 4.03. Corporate Authority; Approval and Fairness
Section 4.04. No Conflict; Required Filings and Consents
Section 4.05. Company Contracts
Section 4.06. Company Reports; Financial Statements
Section 4.07. Absence of Certain Changes
Section 4.08. Litigation and Liabilities
Section 4.09. Compliance with Laws; Permits
Section 4.10. Takeover Statutes and Provisions
Section 4.11. Information in Disclosure Documents
Section 4.12. Environmental Matters
Section 4.13. Taxes
Section 4.14. Labor Matters
Section 4.15. Insurance
Section 4.16. Intellectual Property
Section 4.17. Affiliate Transactions
Section 4.18. Company Benefit Plans
Section 4.19. Brokers and Finders


                                   ARTICLE V.


                     CONDUCT OF BUSINESS PENDING THE MERGER


Section 5.01. Conduct of Business by the Company Pending the
               Effective Time
Section 5.02. No Solicitation


                                   ARTICLE VI.


                              ADDITIONAL AGREEMENTS


Section 6.01. Access and Information
Section 6.02. Shareholders Meeting; Proxy Statement
Section 6.03. Public Announcements
Section 6.04. Approvals and Consents; Reasonable Best
               Efforts; Cooperation
Section 6.05. Indemnification
Section 6.06. Supplemental Disclosure

                                      -ii-

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                                  ARTICLE VII.


                              CONDITIONS PRECEDENT


Section 7.01. Conditions to Each Party's Obligations to
               Effect the Merger
Section 7.02. Conditions for Obligations of the Company
Section 7.03. Conditions for Obligations of Parent and Merger
               Sub


                                  ARTICLE VIII.


                        TERMINATION, AMENDMENT AND WAIVER


Section 8.01. Termination
Section 8.02. Effect of Termination


                                   ARTICLE IX.


                               GENERAL PROVISIONS


Section 9.01. Survival
Section 9.02. Enforcement
Section 9.03. Notices
Section 9.04. Expenses
Section 9.05. Headings
Section 9.06. Severability
Section 9.07. Entire Agreement; No Third-Party Beneficiaries
Section 9.08. Assignment
Section 9.09. Governing Law
Section 9.10. Amendment
Section 9.11. Extension; Waiver
Section 9.12. Counterparts


Exhibits
A     Amended and Restated Certificate of Incorporation
B     Amended and Restated Bylaws
C     Directors of Surviving Corporation
D     Parent Disclosure Letter
E     Company Disclosure Letter

                          AGREEMENT AND PLAN OF MERGER

            AGREEMENT AND PLAN OF MERGER, dated as of July 13, 2003 (this "Agreement"), by and among Edison Schools Inc., a Delaware corporation (the "Company"), Shakespeare Acquisition LLC, a Delaware limited liability company ("Parent"), and Shakespeare Acquisition Corporation, a Delaware corporation and wholly owned subsidiary of Parent ("Merger Sub").

                              W I T N E S S E T H:

            WHEREAS, a Special Committee (as defined below) of the board of directors of the Company, subject to the terms and conditions set forth herein, has (i) determined that the merger of Merger Sub with and into the Company, upon the terms and provisions of and subject to the conditions set forth in this Agreement (the "Merger") is advisable and in the best interests of the Company's stockholders (ii) approved this Agreement and the Merger and the other transactions contemplated hereby and (iii) recommended approval of this Agreement and the Merger by the board of directors of the Company;

            WHEREAS, the board of directors of the Company, subsequent to the recommendation of the Special Committee, subject to the terms and conditions set forth herein, has (i) determined that the Merger is advisable and in the best interests of the Company's stockholders (ii) approved this Agreement and the Merger and (iii) recommended approval and adoption of this Agreement and the Merger by the stockholders of the Company;

            WHEREAS, the board of directors of Merger Sub has (i) determined that the Merger is advisable and in the best interests of its stockholder, (ii) approved this Agreement and the Merger and (iii) recommended approval and adoption of this Agreement and the Merger by its stockholder;

            WHEREAS, by resolutions duly adopted, the board of managers of Parent has approved this Agreement, the Merger and the transactions and other agreements contemplated hereby; and

            WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with the Merger and the other transactions contemplated by this Agreement;

            NOW, THEREFORE, in consideration of the mutual promises herein made and the representations, warranties, covenants and agreements herein contained, the parties hereto agree as follows:

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                                   ARTICLE I.

                                   DEFINITIONS

            Section 1.01 General Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

"Acquisition Proposal" has the meaning set forth in Section 5.02.

"Affiliate" has the meaning set forth in Rule 12b-2 promulgated under the Exchange Act.

"Affiliated Group" has the meaning set forth in Section 1504 of the Code.

"Agreement" has the meaning set forth in the Preamble.

"Approvals" has the meaning set forth in Section 6.04(a).

"Board of Directors" means the Board of Directors of the Company.

"Certificate of Merger" has the meaning set forth in Section 2.03.

"Class A Common Stock" has the meaning set forth in Section 4.02(a).

"Class B Common Stock" has the meaning set forth in Section 4.02(a).

"Closing" has the meaning set forth in Section 2.02.

"Closing Date" means the date on which the Closing takes place pursuant to
Section 2.02.

"Code" means the Internal Revenue Code of 1986, as amended.

"Company" has the meaning set forth in the Preamble.

"Company Benefit Plan" means each material bonus, severance, hospitalization, vacation, incentive, deferred compensation, pension, profit-sharing, retirement, payroll savings, stock option, equity compensation, group insurance, death benefit, fringe benefit, and welfare plan, trust, agreement or arrangement and any other employee benefit plan (within the meaning of 3(3) of ERISA) sponsored, maintained, contributed to or to which there is an obligation to contribute by the Company, its Subsidiaries, or any ERISA Affiliate, for the benefit of any current or former employee or director of the Company, or any of its Subsidiaries or any ERISA Affiliate.

"Company Common Stock" means, together, the Class A Common Stock and the Class B Common Stock.

"Company Contracts" means, collectively, all Material Contracts and Management Agreements.

"Company Disclosure Letter" has the meaning set forth in the Preamble to Article IV.

"Company Intellectual Property" has the meaning set forth in Section 4.16(a).

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"Company Permits" has the meaning set forth in Section 4.09.

"Company Reports" has the meaning set forth in Section 4.06(a).

"Company Requisite Vote" has the meaning set forth in Section 4.03(a).

"Company Shareholders' Meeting" has the meaning set forth in Section 6.02(a).

"Company Stock Options" means all options to purchase shares of Class A Common Stock or Class B Common Stock under (i) any Option Plan or (ii) any Non-Plan Option.

"Consent" means any consent, clearance, permit, approval or authorization, or any declaration, filing or registration, or any application, notice or report, or any waiver by, to or with, any Person.

"DGCL" means the Delaware General Corporation Law, as amended.

"Dissenting Shares" has the meaning set forth in Section 2.09(a).

"Effective Time" has the meaning set forth in Section 2.03.

"Employees" means any and all individuals employed by the Company or any of its Subsidiaries (it being understood that Employees shall not include individuals employed by any school district or charter authority that is a party to any Management Agreement).

"Environmental Law" means any Law, together with any principle of common law, pertaining to (A) the protection of health, safety or the environment, (including air, water, soil and natural resources) or (B) the generation, use, storage, handling, transportation, release or disposal of Hazardous Substances.

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

"ERISA Affiliate" means any trade or business, whether or not incorporated that together with the Company or any of its Subsidiaries would be deemed a "single employer" within the meaning of Section 4001(b)(1) of ERISA.

"Evercore" has the meaning set forth in Section 4.03(c).

"Exchange Act" has the meaning set forth in Section 3.04(b).

"GAAP" means United States generally accepted accounting principles consistently applied.

"Governmental Entity" means any legislative, executive or judicial governmental or regulatory authority, agency, commission, court, arbitration tribunal or other entity, domestic or foreign, whether federal, state or local.

"Hazardous Substance" means any waste, material or substance listed, defined, regulated designated or classified as a "pollutant or contaminant," hazardous, toxic or radioactive under

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any applicable Environmental Law, including petroleum and any derivative or by-products thereof, asbestos or asbestos-containing materials, PCBs and urea formaldehyde.

"Indemnified Parties" has the meaning set forth in Section 6.05(a).

"IRS" means the Internal Revenue Service.

"Knowledge" with respect to any matter relating to the Company, means the knowledge of the executive officers of the Company listed in Section 1.01 of the Company Disclosure Letter after due inquiry of individuals responsible for such matter at the Company or its Subsidiaries and their respective Affiliates, and with respect to any matter relating to Parent and Merger Sub, means the knowledge of Peter Bennett, Michael Stakias and Yvonne Marsh after due inquiry of individuals responsible for such matter at Parent or Merger Sub and their respective Affiliates.

"Labor Laws" has the meaning set forth in Section 4.14.

"Law" means any federal, state, local, municipal, foreign or other law, statute, charter, constitution, treaty, ordinance, code, decree, rule or regulation, enacted, adopted or promulgated by or under the authority of any Governmental Entity (or under the authority of any national securities exchange or interdealer quotation service, including the Nasdaq National Market System).

"Liberty Commitments" has the meaning set forth in Section 3.05(a). "Liens" means any lien, pledge, security interest, option, charge, claim or similar encumbrance of any kind or nature whatsoever.

"Management Agreement" means any written contract, undertaking, commitment or agreement entered into by the Company or any of its Subsidiaries with any school district or charter authority to operate one or more schools (including summer and after-school programs) or to provide student achievement products and services.

"Material Adverse Effect" means, with respect to any Person, a material adverse effect on the business, financial condition, results of operations, assets, liabilities or other properties of such Person and its Subsidiaries, taken as a whole; provided, that the following shall not constitute a Material Adverse
Effect: (i) any changes or effects which are substantially due to changes in the U.S. economy or financial markets generally, (ii) any changes or effects which are substantially due to changes in the industry in which the Company and its Subsidiaries operate that affect all Persons active in such industry substantially in the same manner and to the same extent, (iii) the expiration at the end of its stated term of any Company Contract in accordance with its terms, or (iv) any changes resulting from the announcement of the Merger and other transactions contemplated by this Agreement or the identity of Parent or from the performance of this Agreement and compliance with the covenants set forth herein.

"Material Contracts" has the meaning set forth in Section 4.05(a).

"Merger" has the meaning set forth in the Recitals.

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"Merger Sub" has the meaning set forth in the Preamble.

"Non-Plan Options" means the options to purchase shares of Class A Common Stock or Class B Common Stock (other than those options granted under any Option Plan) for which the exercise price and number of shares of Company Common Stock acquirable upon exercise are listed in Section 4.02 of the Company Disclosure Letter.

"Option Plans" means, collectively, the Company's 1998 Site Option Plan, 1999 Key Stock Incentive Plan, 1999 Stock Option Plan and 1999 Stock Incentive Plan.

"Order" has the meaning set forth in Section 7.01(b).

"Parent" has the meaning set forth in the Preamble.

"Parent Disclosure Letter" has the meaning set forth in the Preamble to Article III.

"Paying Agent" has the meaning set forth in Section 2.07(a).

"Permit" means any license, certificate, filing, franchise, registration, notice, permit, approval, finding of suitability, Consent, clearance, waiver, exemption, Order, authorization, application, right or privilege of any nature, granted, issued, approved or allowed by any Governmental Entity.

"Per Share Amount" has the meaning set forth in Section 2.06(a).

"Person" means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature.

"Proceeding" means any suit, action, litigation, arbitration, administrative hearing or other judicial, administrative or regulatory proceeding.

"Proxy Statement" has the meaning set forth in Section 3.08.

"Qualified Benefit Plan" means each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code.

"Required Parent Consents" has the meaning set forth in Section 3.04(b).

"Required Company Consents" has the meaning set forth in Section 4.04(b).

"Required Governmental Consents" means, collectively, the Required Company Consents and the Required Parent Consents.

"Representative" means any employee, agent or representative, including any investment banker, attorney, accountant, auditor, consultant and financing source (including a lender).

"Restated Bylaws" has the meaning set forth in Section 6.02(a).

"Restated Certificate" has the meaning set forth in Section 6.02(a).

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"SEC" means the United States Securities and Exchange Commission.

"Securities Act" has the meaning set forth in Section 3.04(b).

"Shares" has the meaning set forth in Section 2.06(a).

"Schedule 13E-3" has the meaning set forth in Section 3.08

"Special Committee" means the special committee of the Board of Directors formed in connection with the transactions contemplated herein.

"Subsequent Company Reports" has the meaning set forth in Section 4.06(a).

"Subsidiary" means, for any Person, any other Person, an amount of the voting securities, other voting ownership or voting partnership interests of which, sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which), is owned directly or indirectly by such Person.

"Superior Proposal" has the meaning set forth in Section 5.02.

"Surviving Corporation" has the meaning set forth in Section 2.01.

"Tax" (including, with correlative meaning, the terms "Taxes", and "Taxable") means all domestic and foreign, whether federal, state or local, income, profits, franchise, gross receipts, environmental, customs duty, capital stock, severances, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions.

"Tax Return" means all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns) required to be supplied to any Governmental Entity relating to Taxes.

"Termination Fee" has the meaning set forth in Section 8.02(b).

"Warrant Agreements" means, collectively, the (1) Class A Common Stock Purchase Warrant issued to School Services LLC by the Company, dated July 31, 2002, for 8,079,579 shares of Class A Common Stock, (2) Class A Common Stock Purchase Warrant issued to School Services LLC by the Company, dated July 31, 2002, for 478,435 shares of Class A Common Stock, (3) Class A Common Stock Purchase Warrant issued to Merrill Lynch Mortgage Capital, Inc. by the Company, dated July 31, 2002, for 2,152,959 shares of Class A Common Stock, (4) Stock Subscription Warrant issued to TBCC Funding Trust II by the Company, dated October 18, 1999, for 13,500 shares of Class A Common Stock, and 1,500 shares of Class B Common Stock, (5) WSI A Warrants issued to WSI by the Company, dated December 30, 1997, for 382,500 shares of Class A Common Stock and 42,500 shares of Class B Common Stock, (6) WSI B Warrants issued to WSI by the Company, dated December 30, 1997, for 450,000 shares of Class A Common Stock and 50,000 shares of Class B Common Stock, (7) "A" Warrants for

109,838 shares of Class A Common Stock and 12,219 shares of Class B Common Stock, (8) Tranche 1 Warrants for 63,190 shares of Class A Common Stock and 7,033 shares of Class B Common Stock, and (9) Tranche 2 Warrants for 182,679 shares of Class A Common Stock and 20,312 shares of Class B Common Stock.

"Warrants" means all warrants to purchase shares of Class A Common Stock and Class B Common Stock under any Warrant Agreement.

"WSI" means WSI, Inc.

Section 1.02 Generic Terms. All words used herein shall be construed to be of such gender or number as the circumstances require. The words "herein," "hereby," "hereof" and "hereto," and words of similar import refer to this Agreement in its entirety and not to any particular paragraph, clause or subdivision, unless otherwise specified, and Section and Exhibit references are to this Agreement unless otherwise specified. Where used herein, (a) the word "including" shall be deemed followed by the words "without limitation" and (b) the word "dollar" and the symbol "$" refer to the lawful currency of the United States.

                                  ARTICLE II.

                                   THE MERGER

            Section 2.01 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall cease. The Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the "Surviving Corporation") and shall succeed to and assume all the rights and obligations of Merger Sub in accordance with the DGCL.

            Section 2.02 Closing. The closing of the Merger (the "Closing") shall take place at 10:00 a.m., New York City time, as soon as practicable, but in no event later than the first business day, following satisfaction or waiver of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) in accordance with the terms of this Agreement, at the offices of Blank Rome LLP, located at 405 Lexington Avenue, New York, New York 10174 (or such other place or time as Parent and the Company may jointly designate in writing).

            Section 2.03 Effective Time. Contemporaneously with or immediately following the Closing, the parties hereto shall (i) file with the Secretary of State of the State of Delaware a certificate of merger (the "Certificate of Merger") in such form as is required by, and executed and acknowledged in accordance with, the DGCL, including Section 251 thereof, and (ii) make all other filings required under the DGCL to effect the Merger. The Merger shall become effective at the time the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware, or such other time as is agreed upon by the parties and specified in the Certificate of Merger when so filed (the time the Merger becomes effective being hereinafter referred to as the "Effective Time").

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

            Section 2.04 Effects of the Merger. From and after the Effective Time, the Merger shall have the effects set forth in the DGCL, including Section 259 thereof. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation. As of the Effective Time, the Surviving Corporation shall be a wholly owned Subsidiary of Parent.

            Section 2.05 Certificate of Incorporation; Bylaws; Directors and Officers.

            (a) From and after the Effective Time, the certificate of incorporation of the Surviving Corporation shall be the certificate of incorporation of the Company as amended and restated as set forth in Exhibit A hereto, until thereafter amended as provided by Law and such certificate of incorporation.

            (b) From and after the Effective Time, the bylaws of the Surviving Corporation shall be the bylaws of the Company as amended and restated as set forth in Exhibit B hereto, until thereafter amended as provided by Law, the certificate of incorporation of the Surviving Corporation and such bylaws.

            (c) From and after the Effective Time, the directors of the Surviving Corporation shall be the individuals identified as directors on Exhibit C hereto, and the officers of the Company immediately prior to the Effective Time shall become the officers of the Surviving Corporation, in each case until their successors are duly elected or appointed and qualified as provided by Law, the certificate of incorporation of the Surviving Corporation and the bylaws of the Surviving Corporation. If, at the Effective Time, a vacancy shall exist on the board of directors or in any office of the Surviving Corporation, such vacancy may thereafter be filled in the manner provided by Law.

            Section 2.06 Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or the holder of any securities of the Company or Merger Sub:

            (a) Except as provided in clause (b) below, each share of Company Common Stock issued and outstanding immediately before the Effective Time (such shares of Company Common Stock are hereinafter referred to as the "Shares") (other than Dissenting Shares) shall, by virtue of the Merger, be converted into the right to receive from the Surviving Corporation $1.76 (the "Per Share Amount") in cash payable to the holder thereof, without interest, upon surrender of the certificate formerly representing such Share or an affidavit with respect thereto, in each case in accordance with Section 2.07. As of the Effective Time, all Shares so converted shall no longer be outstanding, shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate or certificates formerly representing any such Shares shall cease to have any rights with respect thereto, except to receive the aggregate Per Share Amount applicable thereto in accordance with Section 2.07.

            (b) Each share of Company Common Stock that is held by the Company as treasury stock or any Subsidiary of the Company or held by Parent or Merger Sub immediately

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

before the Effective Time shall automatically be canceled and retired and shall cease to exist, and no Per Share Amount or other consideration shall be delivered or deliverable in exchange therefor.

            (c) Each share of common stock, $0.01 par value per share, of Merger Sub issued and outstanding immediately before the Effective Time shall, by virtue of the Merger, be converted into and become one duly authorized, validly issued, fully paid and non-assessable share of common stock, $0.01 par value per share, of the Surviving Corporation.

            Section 2.07 Surrender of Shares; Stock Transfer Books.


            (a) Before the Effective Time, Merger Sub shall enter into an agreement with a bank or trust company reasonably satisfactory to the Company to act as paying agent in the Merger (the "Paying Agent") and to receive the funds necessary to make the payments contemplated by Section 2.06(a). Parent shall, or shall cause Merger Sub to, at the Effective Time, deposit, or cause to be deposited, with the Paying Agent, for the benefit of holders of Shares immediately prior to the Effective Time, funds in an amount sufficient to make the payments contemplated by Section 2.06(a) in accordance with the procedures set forth in Section 2.07(b). In the event such funds shall be insufficient to make all such payments, Parent shall promptly deposit additional funds with the Paying Agent in an amount which is equal to the deficiency in the amount of funds required to make such payments. Funds deposited with the Paying Agent shall be invested by the Paying Agent as directed by Parent; provided, however, that such funds may only be invested in (i) obligations of or guaranteed by the United States, (ii) commercial paper rated A-1, P-1 and (iii) time deposits with, including certificates of deposits issued by, any office located in the United States of any bank or trust company organized under federal Laws of the United States or under the Law of any state of the United States or of the District of Columbia and that has capital and surplus of at least $1,000,000,000. Any net profits resulting from, or interest or income produced by, such investments shall be payable to and the property of the Surviving Corporation.

            (b) As soon as practicable, but in no event later than three business days, after the Effective Time, the Surviving Corporation shall cause the Paying Agent to mail to each holder of record of Shares immediately prior to the Effective Time at such holder's address of record a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to certificates formerly representing Shares shall pass, subject to Section 2.07(d), only upon proper delivery of such certificates to the Paying Agent) and instructions for use in effecting the surrender of the certificates formerly representing the Shares in exchange for the Per Share Amount relating thereto, in such form and with such other provisions as the Company and Merger Sub shall reasonably agree. Each holder of a certificate formerly representing Shares may thereafter deliver such certificate to the Paying Agent, as agent for such holder, to effect the surrender of such certificate on such holder's behalf for a period ending nine months after the Effective Time. Subject to Section 2.07(d), upon the surrender of certificates formerly representing the Shares together with a properly executed letter of transmittal and any other documents reasonably required by the Surviving Corporation or the Paying Agent, the Surviving Corporation shall cause the Paying Agent to pay the holder of such certificates in exchange therefor cash in an aggregate amount equal to the Per Share Amount multiplied by the number of Shares formerly represented by such certificates. Following the Effective Time and until so

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

surrendered, each such certificate (other than certificates representing Dissenting Shares or shares of Company Common Stock held by the Company or any Subsidiary of the Company or held by Parent or Merger Sub) shall represent solely the right to receive the aggregate Per Share Amount payable pursuant to this Agreement in respect of the number of Shares formerly represented by such certificate.

            (c) If payment of cash in respect of canceled Shares is to be made to a Person other than the Person in whose name a surrendered certificate is registered in the stock records of the Company, it shall be a condition to such payment that the certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the Person requesting such payment shall have paid any transfer and other Taxes required by reason of such payment in a name other than that of the registered holder of the certificate surrendered or shall have established to the satisfaction of the Paying Agent (or, after the date specified in Section 2.07(f), the Surviving Corporation) that such Tax either has been paid or is not payable.

            (d) If any certificate formerly representing Shares shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond in such reasonable amount as the Surviving Corporation may require as indemnity against any claim that may be made against it with respect to such certificate, the Paying Agent shall pay in exchange for such lost, stolen or destroyed certificate cash in an aggregate amount equal to the Per Share Amount multiplied by the number of Shares formerly represented by such certificate payable pursuant to this Agreement.

            (e) At the Effective Time, the stock transfer books of the Company shall be closed and there shall not be any further registration of transfers of any shares of capital stock thereafter on the records of the Company. If, after the Effective Time, certificates formerly representing Shares are presented to the Surviving Corporation, they shall be canceled and exchanged for cash as provided in Section 2.06(a) in accordance with the procedures set forth in this
Section 2.07. No interest shall accrue or be paid on any cash payable upon the surrender of certificates which immediately before the Effective Time represented Shares.

            (f) Promptly following the date which is nine months after the Effective Time, the Surviving Corporation may cause the Paying Agent to deliver to the Surviving Corporation all cash that remains unclaimed, certificates and other documents in its possession relating to the transactions contemplated hereby, and any holder of a certificate formerly representing Shares who has not theretofore complied with this Section 2.07 shall thereafter look only to the Surviving Corporation only as general creditors thereof for payment of the Per Share Amount multiplied by the number of Shares formerly represented by such certificate, subject to any applicable abandoned property, escheat or similar Law. Thereafter, each holder of a certificate or certificates formerly representing Shares that did not receive the aggregate Per Share Amount relating thereto may surrender such certificate or certificates or an affidavit in accordance with Section 2.07(d) to the Surviving Corporation and (subject to applicable abandoned property, escheat and similar Laws) receive in consideration thereof the Per Share Amount multiplied by the number of Shares formerly represented by such certificate or certificates, without any interest thereon.

            (g) None of Parent, Merger Sub, the Company, the Surviving Corporation or the Paying Agent, or any employee, officer, director, agent or Affiliate thereof, shall be liable to any Person in respect of cash delivered by the Surviving Corporation to a public official pursuant to any applicable abandoned property, escheat or similar Law.

            (h) All cash paid upon the surrender of a certificate formerly representing Shares or an affidavit with respect to a lost, stolen or destroyed certificate in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares formerly represented thereby.

            (i) The Paying Agent or, after the date specified in Section 2.07(f), the Surviving Corporation, shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock, Company Stock Options or Warrants, such amounts as the Surviving Corporation or the Paying Agent is required to deduct and withhold with respect to the making of such payment under any provision of applicable Tax Law. To the extent that amounts are so withheld by the Surviving Corporation or the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock, Company Stock Options or Warrants in respect of which such deduction and withholding was made by the Surviving Corporation or the Paying Agent, as the case may be.

            (j) The Surviving Corporation shall be responsible for the payment of all charges and expenses of the Paying Agent.

            Section 2.08 Options; Warrants.

            (a) Immediately prior to the Effective Time, the Company shall take all actions reasonably necessary so that all Company Stock Options and Warrants to purchase shares of Company Common Stock outstanding on the date hereof under any Option Plan or Warrant Agreement, as the case may be, shall become fully vested and exercisable (whether or not currently exercisable) and, at the Effective Time, each Company Stock Option and each Warrant not theretofore exercised shall be canceled, together with any and all other rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements or commitments to issue or sell any shares of capital stock or other securities of the Company or any of its Subsidiaries, or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of the Company or any of its Subsidiaries, including, all Company Stock Options. Subject to the following sentence and Section 2.07(i), each holder of a Company Stock Option or a Warrant that is canceled pursuant to the preceding sentence shall be, in respect of each share of Company Common Stock issuable upon the exercise of such Company Stock Option or Warrant, as the case may be, entitled to a cash payment by the Surviving Corporation in an amount equal to the excess, if any, of (i) the Per Share Amount over (ii) the applicable exercise price per share of Company Common Stock issuable upon the exercise of such Company Stock Option or Warrant, as the case may be. The foregoing cash payment shall be made by the Surviving Corporation to any such holder of Company Stock Options or Warrants upon or as soon as practicable after
(A) such holder's surrender of all Company Stock Options and Warrants held by such holder or (B) delivery by such holder of such holder's written agreement or acknowledgement that all Company Stock Options and Warrants held by such holder have been canceled as a result of the Merger in exchange for such cash payment.

            (b) Prior to the Effective Time, the Company shall take all reasonable actions that are necessary or appropriate to give effect to the transactions contemplated by Section 2.08. Without in any manner limiting the foregoing sentence, prior to the Effective Time, the Company shall use its reasonable best efforts to obtain all necessary Consents from all holders of Company Stock Options and Warrants, to the extent required by the terms of the applicable Option Plans and Warrant Agreements, or pursuant to the terms of any Company Stock Option or Warrant granted thereunder, and take all such other reasonable lawful action as may be necessary to give effect to the transactions contemplated by this Agreement, including the amendment, modification or termination of such Option Plans and Warrant Agreements in order to permit the transactions contemplated by this Agreement.

            Section 2.09 Dissenters' Rights.


            (a) Notwithstanding anything in this Agreement to the contrary, Shares that are held by stockholders that have not voted in favor of the Merger, are entitled to demand and have properly demanded appraisal of their Shares under the DGCL, and have complied in all respects with the requirements of the DGCL concerning the right of a stockholder of the Company to demand appraisal of such Shares and that, as of the Effective Time, have not effectively withdrawn or lost such right to appraisal (the "Dissenting Shares") shall not be converted into or represent a right to receive the Per Share Amount, but the holders of such Dissenting Shares shall be entitled only to such rights as are provided under Section 262 of the DGCL. Each holder of Dissenting Shares that becomes entitled to payment for such Dissenting Shares pursuant to Section 262 of the DGCL shall receive payment for such Dissenting Shares from the Surviving Corporation in accordance with the DGCL; provided, however, that to the extent that any holder of Shares has failed to establish the entitlement to appraisal rights as provided in Section 262 of the DGCL, or shall have failed to perfect or shall have effectively withdrawn or lost such rights, such holder shall forfeit the right to appraisal of such Shares and each such Share shall thereupon be deemed to have been converted, as of the Effective Time, into and represent the right to receive payment from the Surviving Corporation of the Per Share Amount in accordance with the procedures set forth in Section 2.07, without interest thereon.

            (b) The Company shall give the Parent and the Merger Sub (i) notice of any written demands for appraisal, withdrawals of demands for appraisal, and any other instrument served pursuant to Section 262 of the DGCL, received by the Company within one business day after such receipt, and (ii) the opportunity to direct all negotiations and Proceedings with respect to demands for appraisal under Section 262 of the DGCL. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for appraisal or settle or offer to settle any such demands.

                                 ARTICLE III.

            REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

            Except as set forth in the disclosure letter of Parent attached hereto as Exhibit D (the "Parent Disclosure Letter"), Parent and Merger Sub jointly and severally represent and warrant to the Company as follows:

            Section 3.01 Organization. Each of Parent and Merger Sub is duly formed or incorporated, validly existing and in good standing under the Laws of the jurisdiction of its formation or incorporation and has all requisite limited liability company or corporate power and authority to carry on its businesses as now conducted, except where the failure to have such power or authority would not prevent or materially delay the consummation of the transactions contemplated by this Agreement. Liberty Partners Holdings 43, L.L.C. is a limited liability company. A majority of the membership interests in Liberty Partners Holdings 43, L.L.C. are held by the entity set forth in Section 3.01 of the Parent Disclosure Letter.

            Section 3.02 Ownership of Merger Sub. The authorized capital stock of Merger Sub consists of 100 shares of common stock, par value $0.01 per share, of which all such shares are outstanding on the date hereof. All of the issued and outstanding shares of Merger Sub are owned by Parent. Merger Sub was formed solely for the purpose of engaging in the Merger and has not engaged in any business activities, conducted any operations or incurred any liabilities other than in connection with the Merger. All of the issued and outstanding shares of Merger Sub have been duly authorized and validly issued and are fully paid and nonassessable.

            Section 3.03 Authority Relative to this Agreement. Each of Parent and Merger Sub has all necessary limited liability company or corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and consummate the transactions contemplated hereby. The execution and delivery of this Agreement by each of Parent and Merger Sub and the performance by each of Parent and Merger Sub of its obligations hereunder and the consummation by each of Parent and Merger Sub of the transactions contemplated hereby have been duly authorized by all necessary limited liability company or corporate action, and no other limited liability company or corporate proceeding is necessary for the execution and delivery of this Agreement by each of Parent and Merger Sub, the performance by each of Parent and Merger Sub of its obligations hereunder or the consummation by each of Parent and Merger Sub of the transactions contemplated hereby. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming the due authorization, execution and delivery hereof by the Company, constitutes a valid and binding obligation of such Person, enforceable against it in accordance with its terms, except to the extent that (i) such enforcement may be subject to any bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other Laws, now or hereafter in effect, relating to or limiting the enforcement of creditors' rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defense, and to the discretion of the court before which any Proceeding therefor may be brought.

            Section 3.04 No Conflict; Required Filings and Consents.

            (a) The execution and delivery of this Agreement by each of Parent and Merger Sub does not, and the performance of this Agreement and the consummation of the transactions contemplated hereby by each of Parent and Merger Sub will not, (i) conflict with or violate any Law applicable to Parent or Merger Sub or by which any of their respective properties or assets is bound or subject, (ii) violate or conflict with the certificate of formation or limited liability company agreement, or certificate of incorporation or bylaws or other organizational documents, of Parent or Merger Sub, or (iii) result in any breach of or constitute a default (or an event which, with notice or lapse of time or both would become a default) under, or give to others any rights of modification, termination or cancellation under, or create or accelerate (alone or upon the occurrence of any subsequent event) any right to payment under, or result in a modification of, or result in the creation of a Lien on any of the property or assets of any of Parent or Merger Sub pursuant to, any loan or credit agreement, note, bond, mortgage, indenture, or any lease or other contract, undertaking, arrangement, agreement or Permit to which any of Parent or Merger Sub is a party or by or to which any of Parent or Merger Sub or any of their respective properties or assets is bound or subject, other than such conflicts and violations referred to in clause (i) and for such breaches, defaults, modifications, terminations, cancellations, accelerations and payments referred to in clause (ii) as would not, individually or in the aggregate, reasonably be expected to prevent the Parent or Merger Sub from performing its obligations under this Agreement.

            (b) Except for (i) compliance with the applicable requirements, if any, of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the "Exchange Act"), and the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the "Securities Act"), and (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware as required by the DGCL (the requirements and filings referred to in clauses (i) and (ii) being referred to together as the "Required Parent Consents"), neither Parent nor Merger Sub is required to obtain or make any Consent of any Governmental Entity or third party in connection with the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby, other than such Consents the failure of which to obtain or make would not, individually or in the aggregate, reasonably be expected to prevent Parent or Merger Sub from performing its obligations under this Agreement.

            Section 3.05 Funding.

            (a) Parent has received written commitments from Liberty Capital Partners, Inc. (the "Liberty Commitments") (i) to contribute to Parent at or prior to the Effective Time funds in an aggregate amount up to $112 million in respect of the amount necessary to pay the aggregate Per Share Amount in respect of the Shares pursuant to Section 2.06 and all related fees and expenses and
(ii) to lend to Company funds in an aggregate amount up to $70 million in respect of the repayment of certain outstanding indebtedness of the Company. Parent will contribute to Merger Sub at or prior to the Effective Time funds in an aggregate amount up to $112 million in respect of the amount necessary to pay the aggregate Per Share Amount in respect of the Shares pursuant to Section
2.06 and all related fees and expenses.

            (b) The Liberty Commitments are in full force and effect and have not been withdrawn, amended or modified and there is no breach or default existing (or which with notice or lapse of time or both may exist) thereunder. As of the date hereof, to the Knowledge of Parent and Merger Sub, there are no facts or circumstances that are reasonably likely to prevent the conditions described in the Liberty Commitments from being satisfied. A true and correct copy of each Liberty Commitment is included in Section 3.05(b) of the Parent Disclosure Letter.

            (c) As of the date of this Agreement and immediately prior to the Effective Time, Parent has no intention that (x) the Surviving Corporation's indebtedness for borrowed money after the Effective Time shall not consist of indebtedness for borrowed money as of the date of this Agreement which Parent currently intends to refinance in an amount that will not exceed (other than in de minimis amounts) the aggregate principal amount of such indebtedness for borrowed money as of the date of this Agreement or to replace, in whole or in part, with equity and (y) it will replace equity invested to purchase the Shares with newly incurred indebtedness for borrowed money; provided, however, that nothing herein is intended to prevent the Surviving Corporation from incurring indebtedness in the ordinary course of business.

            Section 3.06 Certain Agreements. Except as previously disclosed in writing to the Company, to the Knowledge of Parent and Merger Sub, there is no contract, agreement, commitment, arrangement or understanding between (a) Parent or Merger Sub, on the one hand, and (b) any officer or director of the Company or any of its Subsidiaries, on the other hand, relating to the transactions contemplated by this Agreement.

            Section 3.07 Brokers. No broker, finder, investment banker or other Person (other than Bear Stearns & Co.) is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of Parent or Merger Sub.

            Section 3.08 Litigation. There are no outstanding Orders of any Governmental Entity against Parent or Merger Sub and no Proceedings are pending or, to the Knowledge of either Parent or Merger Sub, threatened against Parent or Merger Sub, in such case, that, individually or in the aggregate, would reasonably be expected to prevent Parent or Merger Sub from performing its obligations under this Agreement.

            Section 3.09 Information in Disclosure Documents. None of the information provided or to be provided in writing by Parent or Merger Sub for inclusion in the proxy statement or any amendments thereof or supplements thereto to be distributed in connection with the Company's meeting of stockholders to vote upon this Agreement (the "Proxy Statement") will, at the time of the first mailing of the Proxy Statement to the Company's stockholders, at the time of the Company Shareholders' Meeting to be held in connection with the Merger and at the time of any amendments thereof or supplements thereto, and none of the information provided by Parent or Merger Sub in writing for inclusion in the Rule 13E-3 Transaction Statement on Schedule 13E-3 to be filed with the SEC (the "Schedule 13E-3") will, at the time of its filing with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation is made by Parent or Merger Sub with respect to the statements made or omitted in the Proxy Statement or Schedule 13E-3 relating to the Company, its Subsidiaries and their respective Affiliates based on information provided by the Company, its Subsidiaries and their respective Affiliates for inclusion or incorporation by reference in the Proxy Statement or the Schedule 13E-3.

                                  ARTICLE IV.

            REPRESENTATIONS AND WARRANTIES OF THE COMPANY

            Except as set forth in the disclosure letter of the Company attached hereto as Exhibit E (the "Company Disclosure Letter") (each Section of which qualifies the numbered representation and warranty only), the Company represents and warrants to Parent and Merger Sub as follows:

            Section 4.01 Organization, Good Standing and Qualification; Subsidiaries. Each of the Company and each of its Subsidiaries is duly incorporated, validly existing and in good standing under the Laws of its jurisdiction of incorporation and has all requisite corporate or similar power and authority to own and operate its properties and assets and to carry on its business as presently conducted and is duly qualified to do business and is in good standing in each jurisdiction where the ownership, lease or operation of its properties of its business requires such qualification, except where the lack of such qualification, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on the Company. The Company has made available to Parent a true, complete and correct copy of the Company's Restated Certificate and Restated Bylaws, and each of its Subsidiaries' certificates of incorporation and bylaws (or comparable organizational documents), each as amended to date. The Company's Restated Certificate and Restated Bylaws and its Subsidiaries' certificates of incorporation and bylaws (or comparable organizational documents) so delivered are in full force and effect. Section 4.01 of the Company Disclosure Letter sets forth a list of each Subsidiary of the Company.

            Section 4.02 Capitalization.

            (a) The authorized capital stock of the Company consists of 150,000,000 shares of Class A Common Stock, par value $.01 per share ("Class A Common Stock"), 5,000,000 shares of Class B Common Stock, par value $.01 per share ("Class B Common Stock"), and 5,000,000 preferred shares, par value $.01 per share, of which 51,484,154 shares of Class A Common Stock, 1,627,933 shares of Class B Common Stock and no preferred shares are outstanding on the date hereof. All of the outstanding shares of Class A Common Stock and Class B Common Stock have been duly authorized and validly issued, and are fully paid and non-assessable, and not subject to any preemptive right. As of the date of this Agreement, the Company has reserved for issuance (1) 11,577,245 shares of Class A Common Stock and 476,214 shares of Class B Common Stock issuable upon exercise of Company Stock Options outstanding on the date hereof, (2) 12,046,244 shares of Class A Common Stock and 133,564 shares of Class B Common Stock issuable upon exercise of Warrants outstanding on the date hereof, and (3) 1,627,933 shares of Class A Common Stock issuable upon conversion of shares of Class B Common Stock outstanding on the date hereof. A true and correct list of all Company Stock Options and Warrants is set forth in Section 4.02 of the Company Disclosure Letter. Each of the outstanding shares of capital stock or other equity interests of each of the Company's Subsidiaries has been duly authorized and validly issued, and is fully paid and non-assessable and are owned, beneficially and of record, by a direct or indirect wholly owned Subsidiary of the Company free and clear of any Lien, and not subject to any preemptive right. There are no proxies with respect to any shares of any such Subsidiary. Other than with respect to the Subsidiaries of the Company, the Company does not own, directly or indirectly, (i) any capital stock or other equity securities of any corporation or (ii) any direct or indirect equity or ownership interest, including interests in partnerships and joint ventures, in any business. The Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or that are convertible or exchangeable into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter.

            (b) Except as set forth in Section 4.02(a), and except as may result from the exercise, prior to the consummation of the Merger, of Company Stock Options or Warrants outstanding on the date hereof, there are no outstanding (i) shares of capital stock or other voting securities of the Company, (ii) securities of the Company convertible into or exchangeable or exercisable for shares of capital stock or other voting securities of the Company or its Subsidiaries, (iii) options, warrants, stock appreciation rights, or other rights to acquire from the Company or its Subsidiaries, or obligations of the Company or its Subsidiaries to issue or sell, any shares of capital stock or other voting securities of the Company or its Subsidiaries, or (iv) equity equivalent interests in the ownership or earnings of the Company or its Subsidiaries or other similar rights.

            (c) There are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting of the shares of any capital stock of the Company or any of its Subsidiaries.

            (d) No agreement or other document to which the Company or any of its Subsidiaries is a party grants or imposes on any shares of Company Common Stock any right, preference, privilege or transfer restriction with respect to the transactions contemplated hereby (including any rights of first refusal), except as set forth in the Restated Certificate. All shares of Company Common Stock that may be issued upon the exercise of outstanding Company Stock Options or Warrants will be when issued, duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its Subsidiaries or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in the Company, any of its Subsidiaries or any other Person.

            (e) Section 4.02 of the Company Disclosure Letter sets forth a true and correct statement of the material terms and conditions of the Non-Plan Options.

            Section 4.03 Corporate Authority; Approval and Fairness.

            (a) The Company has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and, subject to the required approval and adoption of this Agreement by a majority of the outstanding Company Common Stock entitled to vote, voting together as a single class (the "Company Requisite Vote"), to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the performance of its obligations hereunder and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, other than the Company Requisite Vote, and no other corporate action is necessary to authorize the execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder or the consummation by the Company of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof by Parent and Merger Sub, constitutes a valid and binding obligation of the Company, enforceable against it in accordance with its terms, except that (i) such enforcement may be subject to any bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other Laws, now or hereafter in effect, relating to or limiting creditors' rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defense, and to the discretion of the court before which any Proceeding therefor may be brought.

            (b) Prior to execution and delivery of this Agreement, each of the Board of Directors and the Special Committee (at meetings duly called and held) has (i) approved this Agreement and the Merger and the other transactions contemplated by this Agreement, (ii) determined that the transactions contemplated hereby are advisable and in the best interests of the holders of Company Common Stock and (iii) determined to recommend this Agreement, the Merger and the other transactions contemplated by this Agreement to the Company's stockholders for approval and adoption at the Company Shareholders' Meeting. The Company Requisite Vote is the only vote of the holders of any class or series of the Company's capital stock necessary to approve and adopt this Agreement, the Merger and the other transactions contemplated by this Agreement.

            (c) The Special Committee has received the opinion of Evercore Partners, L.P. ("Evercore"), the financial advisor to the Special Committee, to the effect that, as of the date of such opinion, the Per Share Amount to be received in the Merger by the holders of Company Common Stock is fair to such holders from a financial point of view. A true, correct and complete copy of the written opinion delivered by Evercore, which opinion shall be included in the Proxy Statement, will be delivered to Parent by the Company within one business day after its receipt.

            Section 4.04 No Conflict; Required Filings and Consents.

            (a) The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement and the consummation of the transactions contemplated hereby by the Company will not, (i) except for the Required Company Consents, conflict with or violate any Law applicable to the Company or any of its Subsidiaries or by which any of their respective properties or assets is bound or subject, (ii) violate or conflict with the certificate of incorporation or bylaws or other organizational documents of the Company or any of its Subsidiaries, or (iii) result in any breach of or constitute a default (or an event which, with notice or lapse of time or both would become a default) under, or give to others any rights of modification, termination or cancellation under, or create or accelerate (alone or upon the occurrence of any subsequent event) any right to payment under, or result in a modification of, or result in the creation of a Lien on any of the property or assets of any of the Company or any of its Subsidiaries pursuant to, any loan or credit agreement, note, bond, mortgage, indenture, or any lease or other contract, undertaking, arrangement, agreement or Permit to which any such Person is a party or by which any such Person or any of their respective properties or assets is bound or subject, including any Company Contract or Company Permit, other than such conflicts and violations referred to in clause (i) and for such breaches, defaults, modifications, terminations, cancellations, accelerations and payments referred to in clause (ii) as would not, individually or in the aggregate, reasonably be expected to prevent the Company from performing its material obligations under this Agreement or materially impair the ability of the Surviving Corporation to conduct the businesses of the Company and its Subsidiaries after the Effective Time substantially in the manner conducted on the date hereof.

            (b) Except for (i) compliance with the applicable requirements, if any, of the Exchange Act and the Securities Act, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware as required by the DGCL (the requirements and filing referred to in clauses (i) and (ii) being referred to together as the "Required Company Consents"), neither the Company nor any of its Subsidiaries is required to obtain or make any Consent of any Governmental Entity or third party in connection with the execution, delivery or performance of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby, other than such Consents the failure of which to obtain or make would not, individually or in the aggregate, reasonably be expected to prevent the Company from performing its material obligations under this Agreement or materially impair the ability of the Surviving Corporation to conduct the businesses of the Company and its Subsidiaries after the Effective Time substantially in the manner conducted on the date hereof.

            Section 4.05 Company Contracts.

            (a) As of the date hereof, all of the contracts, undertakings, commitments or agreements described in any of Item 601(b)(1), (2), (4), (9) or
(10) of Regulation S-K of the rules and regulations issued under the Securities Act to which the Company or its Subsidiaries is a party ("Material Contracts") have been filed as exhibits to, or incorporated by reference in, the Company Reports. Section 4.5(a) of the Company Disclosure Letter sets forth a list of each Management Agreement to which the Company or any of its Subsidiaries is a party.

            (b) There are no contracts, undertakings, commitments or agreements to which any of the Company or its Subsidiaries is a party containing any covenant not to compete with any Person. Neither the Company nor any of its Subsidiaries is a party to any oral contract, undertaking, commitment or agreement with any school district or charter authority to operate one or more schools (including summer and after-school programs) or to provide student achievement products and services.

            (c) Other than such as have been terminated in accordance with their respective terms or fully performed by the parties thereto, each Company Contract is in full force and effect and is a valid and binding obligation of the Company or one or more of its Subsidiaries and, to the Knowledge of the Company, the other parties thereto, enforceable against each such Person in accordance with its terms. None of the Company or its Subsidiaries is in material breach, default or violation (or committed or failed to perform any act which with notice or the lapse of time or both would constitute a material breach, default or violation) of any material term, condition or provision of any Company Contract to which the Company or any of its Subsidiaries is a party.

            Section 4.06 Company Reports; Financial Statements.

            (a) The Company has filed all documents required to be filed on or prior to the date hereof by it with the SEC since June 30, 2002 (including exhibits, annexes and documents incorporated by reference therein and any amendments thereto) (collectively, the "Company Reports"). As of their respective dates (or, if amended, as of the date of such amendment), the Company Reports (i) complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, each as in effect on the date so filed, and (ii) did not, and all such documents filed with the SEC after the date hereof (the "Subsequent Company Reports") will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances in which they were made, not misleading. Each of the consolidated balance sheets included in or incorporated by reference into the Company Reports (including the related notes and schedules) fairly presents, or with respect to the Subsequent Company Reports will fairly present, in all material respects, the consolidated financial position of the Company and its consolidated Subsidiaries as of its date and each of the consolidated statements of operations and consolidated statements of stockholder's equity and cash flows included in or incorporated by reference into the Company Reports (including any related notes and schedules) fairly presents, or with respect to the Subsequent Company Reports will fairly present, in all material respects, the consolidated results of operations and cash flows, as the case may be, of the Company and its consolidated Subsidiaries for the periods set forth therein (subject, in each case of unaudited financial statements, to notes and normal year-end audit adjustments that are not material in amount), in each case in accordance with GAAP as in effect on the date of such financial statements, except as may be indicated in such financial statements or in the notes thereto and, in each case of unaudited financial statements, as permitted by the rules and regulations of the SEC.

            (b) Except as set forth in the Company Reports, neither the Company nor any of its Subsidiaries has incurred any liabilities or obligations (including Tax liabilities) (whether absolute, accrued, contingent or otherwise), other than liabilities or obligations incurred in the ordinary course of business since June 30, 2002, liabilities or obligations under this Agreement, or liabilities or obligations, that, individually or in the aggregate, would not reasonably be expected to materially impair the ability of the Surviving Corporation to conduct the businesses of the Company and its Subsidiaries substantially in the manner conducted on the date hereof.

            Section 4.07 Absence of Certain Changes. Except as set forth in the Company Reports and except as contemplated by this Agreement, since June 30, 2002, the Company and its Subsidiaries have conducted their respective businesses and operations in the ordinary course consistent with past practice and, except as set forth in Section 4.07 of the Company Disclosure Letter, there has not occurred (i) any event, condition or occurrence, individually or in the aggregate, having or that would reasonably be expected to have a Material Adverse Effect on the Company or (ii) any action taken by the Company or any of its Subsidiaries that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of Section 5.01 hereof.

            Section 4.08 Litigation and Liabilities. Other than with respect to environmental matters which are governed by Section 4.12, there are no outstanding Orders of any Governmental Entity against the Company or any of its Subsidiaries, any of their respective properties, assets or business, or, any of the Company's or its Subsidiaries' current or former directors or officers, in their capacity as such, or any other Person whom the Company or any of its Subsidiaries has agreed to indemnify, as such, that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on the Company. Other than with respect to environmental matters which are governed by Section 4.12, Taxes which are governed by Section 4.13, labor matters which are governed by Section 4.14 and Company Benefit Plans which are governed by Section 4.18, there are no Proceedings or, to the Knowledge of the Company, investigations or inquiries pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, any of their properties, assets or business, or, any of the Company's or its Subsidiaries' current or former directors or officers, in their capacity as such, or any other Person whom the Company or any of its Subsidiaries has agreed to indemnify, as such, that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on the Company.

            Section 4.09 Compliance with Laws; Permits. (i) Each of the Company and its Subsidiaries holds, and is in compliance with the terms of, all Permits necessary for the conduct of its businesses ("Company Permits"), except for failures to hold or to comply with such Permits, which, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on the Company; and (ii) other than with respect to environmental matters which are governed by Section 4.12, Taxes which are governed by Section 4.13, labor matters which are governed by Section 4.14 and Company Benefit Plans which are governed by Section 4.18, the business of the Company and its Subsidiaries is being conducted in compliance with all applicable Laws and Permits, except for violations or failures to so comply, that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on the Company.

            Section 4.10 Takeover Statutes and Provisions. The Company has taken all steps necessary to approve and irrevocably exempt the transactions contemplated by this Agreement from any applicable takeover Law of any jurisdiction. Without limiting the generality of the foregoing, the Board of Directors has approved this Agreement, the Merger and the transactions contemplated hereby in such manner as is sufficient to render the restrictions of Section 203 of the DGCL inapplicable to this Agreement, the Merger and all transactions contemplated hereby.

            Section 4.11 Information in Disclosure Documents. None of the information provided or to be provided by the Company or any of its Subsidiaries for inclusion in the Proxy Statement will, at the time of the mailing of the Proxy Statement to the Company's stockholders, at the time of the Company Shareholders' Meeting to be held in connection with the Merger and at the time of any amendments thereof or supplements thereto, and none of the information provided by the Company or any of its Subsidiaries for inclusion in the Schedule 13E-3, will, at the time of its filing with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement and the Schedule 13E-3 will, when filed with the SEC, comply as to form in all material respects with the applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder, except that no representation is made by the Company with respect to the statements made or omitted in the Proxy Statement or Schedule 13E-3 relating to Parent, Merger Sub and their Affiliates based on information provided by Parent, Merger Sub and their Affiliates for inclusion or incorporation by reference in the Proxy Statement or the Schedule 13E-3.

            Section 4.12 Environmental Matters. (i) The Company and its Subsidiaries and their respective assets, businesses and operations, and during the time such property was owned, leased, occupied, managed or operated by any of them, their present and former properties ("present or former properties"), and to the Knowledge of the Company, any Person for whose conduct any of them has agreed to be liable, have complied with and are currently in compliance in all materials respects with all applicable Environmental Laws; and (ii) neither the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company, any Person for whose conduct any of them has agreed to be liable has received any written notices, demand letters, request for information or any other written communication from any Governmental Entity or any third party claiming that the Company, any Subsidiary or any such Person or their businesses, operations or present or former properties is or may be, in any material respect, in violation of, or liable under or, to the Knowledge of the Company, subject to investigation or inquiry with respect to, any Environmental Law, where such investigation and inquiry relates to a material liability, including liability for off-site disposal, personal injuries or property damages, and to the Knowledge of the Company, no such claims are threatened, except with respect to such matters as have been fully resolved with no further liability to the Company or any of its Subsidiaries. None of the Company, its Subsidiaries and their assets, present or former properties, businesses and operations, nor to the Knowledge of the Company, any Person for whose conduct any of them has agreed to be liable, are subject to any material Proceeding or Order arising under any Environmental Law, except with respect to such matters as have been fully resolved with no further liability to the Company or any of its Subsidiaries; and no Hazardous Substance has been disposed of, spilled, leaked or otherwise released or threatened to be released into the indoor or outdoor environment, including soils, groundwater or surface water at or from or is otherwise present on or at any of the present or former properties where such disposal, spill, leak or release or threat of release or presence would be reasonably likely to result in a material claim under Environmental Law against the Company, any of its Subsidiaries, or any Person for whose conduct any of them has agreed to be liable.

            Section 4.13 Taxes.

            (a) Each of the Company and its Subsidiaries has filed all material Tax Returns that it was required to file under applicable Laws. All such Tax Returns were correct and complete in all material respects when filed and have been prepared in compliance with all applicable Laws. All material Taxes due and owing by any of the Company and its Subsidiaries (whether or not shown on any Tax Return) have been paid. Neither the Company nor any of its Subsidiaries currently is the beneficiary of any extension of time within which to file any Tax Return. No claim has been made in writing by any Governmental Entity in a jurisdiction where any of the Company and its Subsidiaries does not file Tax Returns that such Person is or may be subject to taxation by that jurisdiction. There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the properties or assets of the Company or any of its Subsidiaries.

            (b) Each of the Company and its Subsidiaries has withheld and, without limiting the generality of Section 4.13(a), paid all material Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

            (c) No Tax Proceedings or audits are pending or, to the Knowledge of the Company, threatened in writing, nor, to the Knowledge of the Company, are there any investigations or inquiries, with respect to the Company or any of its Subsidiaries.

            (d) Neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

            (e) Neither the Company nor any of its Subsidiaries is a party to any agreement, contract, arrangement or plan that, individually or in the aggregate, has resulted or would result in the payment of (i) any "excess parachute payment" within the meaning of Code ss.280G (or any corresponding provision of Tax Law) or (ii) any amount that will not be fully deductible as a result of Code ss.162(m) (or any corresponding provision of Tax Law). Neither the Company nor any of its Subsidiaries (A) has been a member of an Affiliated Group filing a consolidated United States federal income Tax Return (other than a group the common parent of which was the Company) or (B) has any liability for the Taxes of any Person (other than any of the Company and its Subsidiaries) under Reg. ss.1.1502-6 (or any corresponding provision of Tax Law), as a transferee or successor, by contract, or otherwise.

            (f) None of the Company and its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (A) change in method of accounting for a taxable period ending on or prior to the Closing Date; (B) "closing agreement" as described in Code ss.7121 (or any corresponding provision of income Tax Law) executed on or prior to the Closing Date; or (C) intercompany transactions or any excess loss account described in Treasury Regulations under Code ss.1502 (or any corresponding provision of income Tax Law).

            (g) Neither the Company nor any of its Subsidiaries has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code ss.355 or ss.361.

            Section 4.14 Labor Matters. The Company and each of its Subsidiaries is in compliance with all applicable Laws relating to employment, including those governing employment practices, the terms and condition of employment, compensation, payment of wages, health and safety, labor relations and plant closings, including the Americans with Disabilities Act, the Age Discrimination in Employment Act, ERISA, the Equal Pay Act, the Fair Labor Standards Act, the Family and Medical Leave Act, the National Labor Relations Act, the

Occupational Safety and Health Act and Title VII of the Civil Rights Act of 1964, as amended (collectively, "Labor Laws"), except for violations or failures to so comply, that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on the Company. There is no Proceeding relating to any Employee pending by any Governmental Entity against the Company or any of its Subsidiaries for the enforcement of any such Labor Law; and, to the Knowledge of the Company, there is no other Proceeding, investigation or inquiry pending or threatened by any Governmental Entity against the Company or any of its Subsidiaries for the enforcement of any such Labor Law. To the Knowledge of the Company, there is no notice, activity or Proceeding by any labor union, labor organization or other group seeking to represent Employees of the Company or any of its Subsidiaries or to organize any such Employees. To the Knowledge of the Company, neither the Company nor any of its Subsidiaries is the subject of any pending, or to the Knowledge of the Company, threatened Proceeding, investigation or inquiry asserting that the Company or any of its Subsidiaries has committed any material unfair labor practice or seeking to compel it to bargain with any labor union, labor organization or other group with respect to the Employees of the Company; nor is there pending, or to the Knowledge of the Company, threatened, any labor strike, material dispute, walk out, work stoppage, slow down or lockout involving any Employees.

            Section 4.15 Insurance. All fire and casualty, general liability, business interruption, product liability, and sprinkler and water damage insurance policies maintained by the Company or any of its Subsidiaries are in full force and effect, except for any such failures to maintain insurance policies that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on the Company or materially impair the ability of the Surviving Corporation to conduct its business.

            Section 4.16 Intellectual Property.

            (a) The Company and each of its Subsidiaries owns free and clear of any and all Liens, or is licensed or otherwise possesses rights to use, all patents, trademarks, trade names, service marks, copyrights, and any applications therefor, technology, know-how, computer software programs or applications, and tangible or intangible proprietary information or materials that are used in and are material to its business as presently conducted ("Company Intellectual Property").

            (b) Except for such matters as, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on the Company: (A) neither the Company nor any of its Subsidiaries is, nor will any such Person be as a result of the execution and delivery of this Agreement or the performance of its obligations hereunder or the consummation of the transactions contemplated hereby, in violation of any licenses, sublicenses and other agreements included in the Company Intellectual Property; (B)(i) no Proceedings with respect to any Company Intellectual Property owned by the Company or any of its Subsidiaries are pending or, to the Knowledge of the Company, threatened by any Person, nor, to the Knowledge of the Company, are there any investigations or inquiries with respect to any Company Intellectual Property owned by the Company or any of its Subsidiaries, against the Company or any of its Subsidiaries, and (ii) to the Knowledge of the Company, no Proceedings, investigations or inquiries with respect to any Company Intellectual Property not owned by the Company or any of its Subsidiaries are pending or threatened by any Person against the

Company or any of its Subsidiaries; and (C) to the Knowledge of the Company, there is no unauthorized use, infringement or misappropriation by any Person of any of the Company Intellectual Property owned by the Company or any of its Subsidiaries.

            Section 4.17 Affiliate Transactions. Except as set forth in the Company Reports or in the next sentence in this Section 4.17, there is no Company Contract or other contract, agreement, commitment or arrangement (whether written or oral) between (a) the Company or any of its Subsidiaries, on the one hand, and (b) any (i) officer or director of the Company or of any of its Subsidiaries, (ii) record or beneficial owner of five percent or more of any class of the voting securities of the Company or (iii) Affiliate of any such officer, director or beneficial owner, on the other hand. Except as set forth in
Section 4.17 of the Company Disclosure Letter, to the Knowledge of the Company, there is no contract, agreement, commitment, arrangement or understanding between (a) the Company or any of its Subsidiaries, on the one hand, and (b) any officer or director of the Company or any of its Subsidiaries, on the other hand, relating to the transactions contemplated by this Agreement.

            Section 4.18 Company Benefit Plans.

            (a) The Company has made available to Parent (i) true, correct and complete copies of each Company Benefit Plan (and all amendments thereto) or an accurate description thereof; (ii) a copy of the most recent annual report, if any, with respect to each Company Benefit Plan; (iii) a copy of the most recent actuarial report, if any, with respect to each Company Benefit Plan; (iv) a copy of the most recent Summary Plan Description, together with each Summary of Material Modifications, if either exists, with respect to each Company Benefit Plan; (v) if the Company Benefit Plan is funded through a trust or any third party funding vehicle, a copy of the trust or other funding agreement (including all amendments thereto) and the latest financial statements thereof; (vi) the most recent determination letter received from the IRS with respect to each Qualified Benefit Plan; and (vii) any other form or filing required to be submitted to any Governmental Entity with regard to any Company Benefit Plan that could reasonably be expected to result in a Material Adverse Effect.

            (b) The Company has no formal plan or commitment to create any additional Company Benefit Plan or to amend or change in any material respect any existing Company Benefit Plan.

            (c) Each Qualified Benefit Plan has applied for and received a currently effective determination letter from the IRS stating that it is so qualified, and, to the Knowledge of Company, no event has occurred that could reasonably be expected to cause the loss of such qualification.

            (d) Except as would not result in a Material Adverse Effect, all contributions and premiums required to be paid under the terms of each of the Company Benefit Plans have, to the extent due, been paid in full or properly recorded and accrued on the financial statements or records of Company.

            (e) No Company Benefit Plan is subject to Title IV of ERISA. No material liability under Title IV of ERISA has been incurred by Company or any ERISA Affiliate since the effective date of ERISA that has not been satisfied in full, and, to the Knowledge of the Company, no condition exists that presents a risk to Company, its Subsidiaries or any ERISA Affiliate of incurring any material liability under such Title.

            (f) All of the Company Benefit Plans are, and have been, operated and administered in compliance in all material respects with their provisions and with all applicable Laws including ERISA and the Code and the regulations and rulings thereunder. The Company and all fiduciaries of the Company Benefit Plans have complied in all material respects with the provisions of the Company Benefit Plans and with all applicable Laws, including ERISA and the Code and the regulations and rulings thereunder.

            (g) No Company Benefit Plan is a "multiemployer pension plan," as such term is defined in Section 3(37) of ERISA.

            (h) Except as set forth in the Company Reports, neither the execution, delivery or performance of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any material payment (including, severance, unemployment compensation, golden parachute or otherwise) becoming due from the Company under any Company Benefit Plan, (ii) increase in any material respects any benefit otherwise payable under any Company Benefit Plan or (iii) result in the acceleration of the time of payment or vesting of any such material benefit to any extent.

            (i) There are no pending material Proceedings involving any Company Benefit Plan, which have been asserted or instituted against any of the Company Benefit Plans, the assets of any of the trusts under such plans, the plan sponsor, the plan administrator or, to the Knowledge of the Company, against any fiduciary of any of the Company Benefit Plans (other than routine benefit claims) nor, to the Knowledge of the Company, are there facts which could form the basis for any such material Proceeding. To the Knowledge of the Company, there are no investigations or material audits by any Governmental Entity of any of the Company Benefit Plans, any trusts under such plans, the plan sponsor, the plan administrator or, any fiduciary of any of the Company Benefit Plans which have been instituted or notice of which has been received by the Company or any of its Subsidiaries.

            Section 4.19 Brokers and Finders. Neither the Company nor any of its Subsidiaries has retained any broker or finder or incurred any liability for any brokerage fees, commissions or finders fees in connection with Merger or the transactions contemplated by this Agreement, except for Evercore.

                                   ARTICLE V.

                     CONDUCT OF BUSINESS PENDING THE MERGER

            Section 5.01 Conduct of Business by the Company Pending the Effective Time. Prior to the Effective Time, unless Parent shall otherwise agree in writing, or unless contemplated by this Agreement or set forth in Section
5.01 of the Company Disclosure Letter, the Company shall conduct, and cause each of its Subsidiaries to conduct, its business only in the ordinary course and consistent with past practice, and the Company shall use, and cause each of its Subsidiaries to use, its reasonable best efforts to preserve intact the present business organization, keep available the services of its present officers and key employees, and preserve the existing business relationships of the Company and its Subsidiaries. Without limiting the generality of the foregoing, unless Parent shall otherwise agree in writing, or unless contemplated by this Agreement or set forth in Section 5.01 of the Company Disclosure Letter, prior to the Effective Time the Company shall not, nor shall it permit any of its Subsidiaries to:

            (a) (i) amend its certificate of incorporation, bylaws or other organizational documents, (ii) allow or authorize any stock dividend, stock split, reverse stock split, division or subdivision, exchange or readjustment, consolidation, reclassification, recapitalization or other similar transaction, in each case, with respect to capital stock of the Company, (iii) declare, set aside or pay any dividend or other distribution payable in cash, stock or property, except for dividends or distributions by a direct or indirect wholly owned Subsidiary of the Company to such Subsidiary's parent or to another wholly owned Subsidiary of the Company, or (iv) directly or indirectly redeem or otherwise acquire any shares of its capital stock or shares of the capital stock of any of its Subsidiaries;

            (b) authorize for issuance, issue (except upon the exercise of Company Stock Options and Warrants outstanding on the date of this Agreement under the Option Plans and Warrant Agreements) or sell or agree to issue or sell any shares of, or any rights to acquire or securities convertible into, or exercisable or exchangeable for, its capital stock or shares of the capital stock of any of its Subsidiaries (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise), in each case other than (i) upon the exercise of Company Stock Options and Warrants outstanding on the date of this Agreement under the Option Plans and Warrant Agreements or (ii) issuances by a direct or indirect wholly owned Subsidiary of the Company to such Subsidiary's parent or to another wholly owned Subsidiary of the Company;

            (c) (i) merge, combine or consolidate with another Person, (ii) acquire or purchase any (A) equity interest in or (B) the assets of another corporation, partnership or other business organization or otherwise acquire any assets outside the ordinary course of business and consistent with past practice or otherwise enter into any contract, commitment or transaction outside the ordinary course of business and consistent with past practice (other than any acquisition or purchase of such assets by the Company in an aggregate amount not to exceed $1.0 million) or (iii) sell, lease, license, waive, release, transfer, mortgage, pledge, encumber or otherwise dispose of or allow or cause any Lien upon any of its assets outside the ordinary course of business and consistent with past practice (other than any disposition of such assets by the Company in an aggregate amount not to exceed $1.0 million);

            (d) (i) incur, assume, modify or prepay any indebtedness, obligations or liabilities other than in each case in the ordinary course of business and consistent with past practice, (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person other than a Subsidiary of the Company, in each case other than in the ordinary course of business and consistent with past practice or (iii) make any loans, advances (other than for business expenses incurred in the ordinary course of business and consistent with past practice) or capital contributions to, or investments in, any other Person, other than to any Subsidiary of the Company;

            (e) pay, satisfy, discharge or, except as required by Law, settle any material claim, liabilities or obligations (absolute, accrued, contingent or otherwise), other than in the ordinary course of business and consistent with past practice or pursuant to mandatory terms of any Company Contract in effect on the date hereof;

            (f) modify or amend, or waive any material benefit under any material agreement, contract or commitment to which the Company or any of its Subsidiaries is a party or by or to which any of their respective material assets or properties are bound or subject, including any Company Contract;

            (g) authorize or make capital expenditures in excess of $1.0 million in the aggregate;

            (h) permit any material insurance policy naming the Company or any Subsidiary of the Company as a beneficiary or a loss payee to be canceled or terminated other than in the ordinary course of business and consistent with past practice;

            (i) (i) adopt, enter into, terminate or, except as required by Law, amend any employee plan, agreement, contract, arrangement or other Company Benefit Plan (provided that nothing herein is intended to prevent the Company or any of its Subsidiaries from hiring or firing Employees in the ordinary course of business and consistent with past practice), (ii) increase in any material manner the compensation or fringe benefits of, or pay any material bonus to, any director, officer or employee of the Company or any of its Subsidiaries, or
(iii) except in the ordinary course of business and consistent with past practice or other than pursuant to Section 2.08 hereof, take any action to fund or in any other way secure, or to accelerate or otherwise remove restrictions with respect to, the payment of compensation or benefits under any Company Benefit Plan;

            (j) make any material change in its accounting or Tax policies or procedures, except as required by changes in GAAP or as required by Law;

            (k) settle any material Proceeding; or

            (l) enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing.

            Section 5.02 No Solicitation. Neither the Company nor any Subsidiary of the Company nor any of their respective officers or directors shall, and the Company shall direct and cause its and such Subsidiaries' Representatives not to, directly or indirectly, (i) initiate, solicit, encourage or otherwise take any action to facilitate any inquiries or the making of any proposal or offer with respect to a merger, reorganization, recapitalization, share exchange, consolidation, sale, purchase, tender offer, exchange offer or similar transaction involving 10% or more of any class of equity securities (or any securities exercisable or exchangeable for or convertible into such equity securities) issued by the Company, including Class A Common Stock and Class B Common Stock, or any of its Subsidiaries, or any substantial portion of the Company's or any such Subsidiary's assets (any such inquiry, proposal or offer being hereinafter referred to as an "Acquisition Proposal") or (ii) engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, or afford access to any of the properties, assets or books and records of the Company or any of its Subsidiaries to, or enter into any agreement, commitment or arrangement with, any Person relating to an Acquisition Proposal; provided, however, that, so long as the Company has not breached in any material respect any of its obligations under this Section 5.02 or Section 6.02, nothing contained in this Agreement shall prevent the Company, its directors, officers, or Representatives from (A) providing information in response to a request therefor by a Person who has made an unsolicited bona fide written Acquisition Proposal involving a majority of the voting power of the Company Common Stock or a substantial portion of the Company's assets if the Board of Directors receives from the Person so requesting such information an executed confidentiality agreement and contemporaneously provides such information to Parent; (B) engaging in any negotiations or discussions with any Person who has made an Acquisition Proposal described in clause (A) above; or
(C) withdrawing or modifying in a manner adverse to Parent or Merger Sub its recommendation in favor of the Merger and this Agreement or recommending to the stockholders of the Company an unsolicited bona fide written Acquisition Proposal involving a majority of the voting power of the Company Common Stock or all or substantially all of the Company's assets, if and only to the extent that, in each such case referred to in clause (A) or clause (B) above, the Board of Directors with the authorization of the Special Committee determines in good faith based on such matters as it deems relevant (after consultation with outside legal counsel), that failure to take such action would be reasonably likely to result in a breach of the fiduciary duties of the directors under applicable Law, and in each such case referred to in clause (C) above, (i) the Board of Directors with the authorization of the Special Committee determines in good faith based on such matters as it deems relevant (after consultation with outside legal counsel), that failure to take such action would be reasonably likely to result in a breach of the fiduciary duties of the directors under applicable Law and (ii) the Board of Directors or the Special Committee determines in good faith based on such matters as it deems relevant (after consultation with its financial advisor) that such Acquisition Proposal referred to in clause (C) above, if consummated, would be reasonably likely to result in a transaction more favorable to the Company's stockholders from a financial point of view than the transaction contemplated by this Agreement (including taking into account the financing thereof) (such more favorable Acquisition Proposal being referred to in this Agreement as a "Superior Proposal"). The Company shall immediately cease and cause to be terminated any existing activities, discussions or negotiations by the Company or any Subsidiary of the Company, or any of their respective officers, directors or Representatives with any parties conducted heretofore with respect to any Acquisition Proposals. The Company agrees that it will (y) as promptly as reasonably practicable (but in no event later than the day after receipt) notify Parent if any such inquiries, proposals or offers are received by, any such information is requested from, or any such discussions or negotiations are sought to be initiated or continued with, any such Person and (z) identify the material terms and conditions of any Acquisition Proposal (including any material subsequent changes, modifications and amendments thereto) and the identity of the Person making such Acquisition Proposal. Nothing contained in this Agreement shall prohibit the Company, the Board of Directors or the Special Committee from taking and disclosing to the Company's stockholders a position with respect to a tender or exchange offer by a third party pursuant to Rules 14d-9 and 14e-2(a) promulgated under the

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

Exchange Act or from taking any other action or making any disclosure as required by applicable Law.

                                  ARTICLE VI.

                              ADDITIONAL AGREEMENTS

            Section 6.01 Access and Information. The Company shall (and shall cause its Subsidiaries and its and their respective officers and directors, and shall direct its Representatives to) afford to Parent and its officers, managers and Representatives access, upon reasonable advance notice and during normal business hours, throughout the period prior to the Effective Time to all of its books, environmental and other correspondence, documents, studies, reports and records and its properties, plants and personnel to do such investigation and assessments as Parent reasonably deems necessary and, during such period, shall provide promptly to Parent a copy of each report, schedule and other document filed or received by it pursuant to the requirements of United States federal securities Laws and such other documents as Parent may reasonably request; provided, however, that such access shall only be provided to the extent that such access would not violate applicable Laws. Unless otherwise required by Law, each party hereto shall, and it shall cause its Subsidiaries and its and their respective officers, directors, and Affiliates, and shall direct its Representatives to, hold in confidence all non-public information so acquired and to use such information solely for purposes of effecting the transactions contemplated by this Agreement. No representation or warranty of any party hereto contained in this Agreement or in any certificate or other document delivered pursuant hereto shall be deemed waived or otherwise affected by any investigation made by any other party hereto.

            Section 6.02 Shareholders Meeting; Proxy Statement.

            (a) In accordance with any applicable Law, the Company's Sixth Amended and Restated Certificate of Incorporation ("Restated Certificate") and Second Amended and Restated Bylaws ("Restated Bylaws"), the Company shall call and hold a meeting of its shareholders as promptly as reasonably practicable after the date hereof for the purpose of voting upon the approval and adoption of this Agreement and the transactions contemplated hereby (the "Company Shareholders' Meeting"), and the Company shall use its reasonable best efforts to hold such shareholder meeting as promptly as reasonably practicable after the date on which the Proxy Statement is cleared by the SEC. The Board of Directors shall submit this Agreement to the stockholders of the Company for approval and adoption whether or not the Board of Directors at any time changes or modifies its recommendation in favor of the Merger and this Agreement in compliance with this Agreement. The Company shall use its reasonable best efforts to solicit from the stockholders of the Company proxies in favor of the Merger and shall take all other reasonable action necessary or advisable to secure the vote or consent of the stockholders of the Company required by the DGCL and the Restated Certificate and Restated Bylaws to approve and adopt this Agreement and the Merger. Without limiting the generality of the foregoing, the Company agrees that its obligation to duly call, give notice of, convene and hold the Company Shareholders' Meeting, as required by this Section 6.02(a), shall not be affected by the withdrawal, amendment or modification of the recommendation of the Board of Directors in favor of the Merger and this Agreement. Except as permitted by and in accordance with the provisions of Section 5.02, neither the Board of Directors nor the Special Committee

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

may withdraw or modify in a manner adverse to Parent or Merger Sub its approval or recommendation of this Agreement or the Merger or state publicly its intent to do so, or approve or recommend any Acquisition Proposal to the shareholders of the Company or state publicly its intent to do so, or resolve to take any of the foregoing actions.

            (b) As promptly as reasonably practicable after the date of this Agreement, the Company shall prepare and file with the SEC, and shall use its reasonable best efforts to have cleared by the SEC, the Proxy Statement in connection with the Company Shareholders' Meeting, and the parties hereto shall prepare and file with the SEC, and shall use their reasonable best efforts to have cleared by the SEC, the Schedule 13E-3. The Company, Parent and Merger Sub each shall promptly and timely provide all information relating to its respective businesses or operations necessary for inclusion in the Proxy Statement or the Schedule 13E-3 to satisfy all requirements of applicable state and United States federal securities Laws. The Company and Parent (with respect to Parent and Merger Sub) each shall be solely responsible for any statement, information or omission in the Proxy Statement or the Schedule 13E-3 relating to it (and Merger Sub with respect to Parent) or its Affiliates based upon written information provided by it (or Merger Sub with respect to Parent) for inclusion in the Proxy Statement or the Schedule 13E-3.

            (c) The Company shall notify Parent of the receipt of any comments of the SEC with respect to the Proxy Statement and the Schedule 13E-3 and of any requests by the SEC for any amendment or supplement thereto or for additional information and shall provide a copy of such comments or requests to Parent promptly after receipt, and shall promptly provide to Parent copies of all correspondence between the Company or any representative of the Company and the SEC. The Company shall give Parent and its counsel the reasonable opportunity to review and comment on any proposed responses to comments, which review shall be concluded as promptly as possible, but in no event more than three (3) business days after the receipt of the Company's proposed responses to comments or other correspondence to the SEC. If at any time after the date the Proxy Statement is mailed to stockholders and prior to the Company Shareholders' Meeting any information relating to the Company, Parent or Merger Sub, or any of their respective Affiliates, officers or directors, is discovered by the Company, Parent or Merger Sub which is required to be set forth in an amendment or supplement to the Proxy Statement or the Schedule 13E-3 so that the Proxy Statement or the Schedule 13E-3 will not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and to the extent required by applicable Law, disseminated to the stockholders. As promptly as reasonably practicable after the Proxy Statement and Schedule 13E-3 have been cleared by the SEC (or sooner if permitted by applicable Law), the Company shall mail the Proxy Statement to the stockholders of the Company. Unless the Board of Directors with the authorization of the Special Committee shall have withdrawn or modified its approval or recommendation of this Agreement or the Merger as permitted by and in accordance with the provisions of Section 5.02, the Proxy Statement shall include the recommendation of the Board of Directors in favor of the Merger and this Agreement.

            Section 6.03 Public Announcements. Contemporaneously with the execution and delivery of this Agreement, the parties hereto shall issue a joint initial press release announcing the execution of this Agreement in such form as has been as mutually agreed. Thereafter, (i) the parties hereto shall consult with one another prior to issuing any press release or otherwise making any public communications (other than required filings addressed in clause (ii) below) in connection with the Merger or the other transactions contemplated by this Agreement and shall provide each other with a meaningful opportunity to review and approve (such approval not to be unreasonably withheld or delayed) any such press releases or other public communications, and (ii) prior to making any required filings with any Governmental Entity, national securities exchange or interdealer quotation service with respect to the Merger or the other transactions contemplated by this Agreement, the parties will consult with one another and will provide each other with a meaningful opportunity to review and comment upon, such filings, except, with respect to clauses (i) and (ii) above, as may be required by Law, court process or by obligations pursuant to any listing agreement with or rules of any national securities exchange or interdealer quotation service in which event each party hereto shall endeavor, on a basis reasonable under the circumstances, to consult with and provide a meaningful opportunity to the other parties hereto to review, approve or comment as set forth above. Notwithstanding any provision hereof to the contrary, Parent and Merger Sub may disclose any and all information relating to this Agreement and the transactions contemplated hereby, including the Merger, the Company and its Subsidiaries, to their financing sources, including lenders; provided, that such financing sources execute reasonable confidentiality agreements with respect to such information. Notwithstanding anything to the contrary in this Agreement or in any other written or oral understanding or agreement to which the parties hereto are parties or by which they are bound, each party may disclose to any Person, without limitation of any kind, the tax treatment and any facts that may be relevant to the tax structure of the transactions contemplated by this Agreement; provided, however, that no party (nor any Representative thereof) may disclose any information that is not necessary to understanding the tax treatment and tax structure of the transactions contemplated by this Agreement (including the identity of the parties and any information that could lead another Person to determine the identity of the parties) or any information to the extent that such disclosure could result in a violation of any federal or state securities Law.

            Section 6.04 Approvals and Consents; Reasonable Best Efforts; Cooperation.

            (a) Each of the Company, Parent and Merger Sub shall (i) promptly apply for, diligently pursue, and use their respective reasonable best efforts to obtain all material Permits and all material Consents of third parties (including Governmental Entities) required of it to consummate the Merger (collectively, "Approvals"), (ii) provide such information and communications as such Persons may reasonably request, and (iii) assist and cooperate with the other parties hereto to obtain all Approvals that are reasonably necessary, and to prepare any document or other information reasonably required of it by any such Persons to consummate the Merger and the other transactions contemplated by this Agreement.

            (b) Each of the Company, Parent and Merger Sub shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws or otherwise to consummate and make effective as expeditiously as practicable, the Merger and the other transactions contemplated by

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

this Agreement, including (i) promptly applying for, diligently pursuing, and using reasonable best efforts to obtain all material Approvals, (ii) providing such information and communications to Governmental Entities as they may reasonably request, (iii) effecting all necessary registrations, filings and submissions and using reasonable best efforts to have lifted any Order of a Governmental Entity of competent jurisdiction restraining or prohibiting the consummation of the Merger and the other transactions contemplated by this Agreement (and, in such case, proceeding with the consummation of the Merger as expeditiously as reasonably practicable), including through all possible appeals, unless waived by the Company and Parent, (iv) assisting and cooperating with each other to obtain all material Approvals that are necessary, and preparing any document or other information reasonably required of it to consummate the Merger, and (v) executing and delivering any additional certificates, agreements, instruments, reports, schedules, statements, Consents, documents and information necessary to consummate the Merger, and fully carrying out the purposes of, this Agreement. Each of the Company, Parent and Merger Sub agrees that, except as otherwise contemplated by this Agreement, it shall not take any action, or fail to take any action, which action or failure to act would reasonably be expected to have a Material Adverse Effect on any of the parties to this Agreement or prevent or materially delay the ability of any of the parties hereto to consummate the Merger and the other transactions contemplated by this Agreement.

            (c) In furtherance of and without limitation of the foregoing, each of the Company, Parent and Merger Sub shall (i) respond as promptly as reasonably practicable to any reasonable inquiries or requests received from any Governmental Entity for additional information or documentation, (ii) promptly notify the other parties hereto of any written communication to that party or its Affiliates from any Governmental Entity and, subject to applicable Law, permit the other parties to review in advance any proposed written communication to any of the foregoing (and consider in good faith the views of the other parties in connection therewith), and (iii) provide the other parties hereto, subject to applicable Law, with copies of all material correspondence, filings, and communications between them and their Affiliates and their respective Representatives on the one hand, and any Governmental Entity of their respective staffs on the other hand, with respect to this Agreement and the Merger; all with a view towards the prompt completion of the Merger and the transactions contemplated by this Agreement.

            Section 6.05 Indemnification.

            (a) In addition to the other rights provided for in this Section
6.05 and not in limitation thereof, from and after the Effective Time, Parent and the Surviving Corporation shall indemnify and hold harmless, to the fullest extent permitted under applicable Law (and Parent and the Surviving Corporation shall also promptly advance all expenses, including fees and expenses of counsel, as incurred by or on behalf of an Indemnified Party to the fullest extent permitted under applicable Law provided the Person to whom expenses are advanced provides any undertaking required under applicable Law to repay such advances if it is ultimately determined by a final non-appealable judgment of court of competent jurisdiction that such Person is not entitled to indemnification), each present and former director, officer, and employee of the Company or any of its current or former Subsidiaries (including, any members of any committee of the Board of Directors, including the Special Committee) (each, individually, an "Indemnified Party" and, collectively, the "Indemnified Parties") in respect of any acts or omissions existing or occurring prior to the Effective Time, including for acts or omissions occurring in connection with the approval and adoption of this Agreement and the transactions contemplated by this Agreement; provided, however, that Parent and the Surviving Corporation shall have no obligation hereunder to any Indemnified Party when, as and if a court of competent jurisdiction shall determine in a final non-appealable judgment that indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable Law. Any Indemnified Party which seeks to claim indemnification under this Section 6.05, upon learning of any such Proceeding shall promptly notify Parent and the Surviving Corporation thereof; provided, however, that failure to timely give such notification to Parent or Merger Sub shall not affect the indemnification provided hereunder except to the extent that Parent or Merger Sub shall be prejudiced as a result of such failure. The provisions of this Section are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their heirs and their representatives. In the event any claim for indemnification is made or asserted pursuant to this Section 6.05, all rights to indemnification shall continue until the final disposition of such claim. From and after the Effective Time, Parent and the Surviving Corporation shall release each Indemnified Party with respect to each liability and obligation for which Parent and the Surviving Corporation are obligated to indemnify and hold harmless such Person pursuant to this Section 6.05(a).

            (b) All rights to indemnification and all limitations on liability existing in favor of any Indemnified Parties as provided in the Restated Certificate or Restated Bylaws and the certificate of incorporation or bylaws or similar organizational documents of each of the Company's Subsidiaries, as in effect as of the date hereof, to the extent relating to acts or omissions occurring prior to the Effective Time, shall continue in full force and effect in accordance with their terms from and after the Effective Time. The certificate of incorporation and bylaws of the Surviving Corporation following the Effective Time (a form of which is attached as Exhibits A and B hereto) shall contain the provisions with respect to indemnification and limitations on liability set forth in the Restated Certificate and Restated Bylaws on the date hereof, which provisions, to the extent relating to acts or omissions occurring on or prior to the Effective Time, shall not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of the Indemnified Parties, unless, and only to the extent, such modification is required by applicable Law.

            (c) For five years after the Effective Time, the Surviving Corporation shall provide officers' and directors' liability insurance in respect of acts or omissions occurring prior to the Effective Time covering each Person currently covered by the Company's officers' and directors' liability insurance policy on terms and with respect to coverage and amount not less favorable than those of such policy in effect on the date hereof.

            (d) The obligations of the Company under this Section 6.05 shall not be terminated or modified in such a manner as to adversely affect any Indemnified Party to whom this Section applies without the written consent of such affected Indemnified Party, it is being expressly agreed that this Section
6.05 shall survive the termination of this Agreement. The rights of each Indemnified Party under this Section 6.05 shall be in addition to any rights such Person may have under the Restated Certificate or Restated Bylaws and the certificate of incorporation or bylaws or similar organizational documents of each of the Company's Subsidiaries, or under the DGCL or any other applicable Law or under any agreement of any

Indemnified Party with the Company or any of its Subsidiaries. All rights to indemnification and all limitations on liability existing in favor of any Indemnified Party as provided in an agreement between any Indemnified Party and the Company or a Subsidiary of the Company as in effect as of the date hereof shall continue in full force and effect in accordance with their terms after the Effective Time.

            (e) If the Surviving Corporation (i) consolidates with or merges into any other Person and shall not be the continuing or the surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its assets to any Person, then, and in each such case, proper provision shall be made with respect to the obligations set forth in this Section 6.05 so that such obligations of the Surviving Corporation are performed in accordance with their terms in such event.

            Section 6.06 Supplemental Disclosure. Each party hereto shall give prompt notice to the other such parties of, to its Knowledge, (i) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which would be likely to cause (A) any representation or warranty of such party contained in this Agreement to be untrue or incorrect or (B) any covenant, condition or agreement of such party contained in this Agreement not to be complied with or satisfied and (ii) any failure of such party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 6.06 shall not have any effect for the purpose of determining the satisfaction of the conditions set forth in Article VII of this Agreement or otherwise limit or affect the remedies available to any such party hereunder.

                                 ARTICLE VII.

                              CONDITIONS PRECEDENT

            Section 7.01 Conditions to Each Party's Obligations to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the satisfaction or, to the extent permitted by applicable Law, the waiver at or prior to the Effective Time of the following conditions:

            (a) This Agreement shall have been approved and adopted by the Company Requisite Vote.

            (b) No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or writ, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) (collectively, an "Order") that is then in effect and restrains, enjoins or otherwise prohibits consummation of the Merger, and no Governmental Entity shall have instituted any Proceeding which continues to be pending seeking any such Order.

            Section 7.02 Conditions for Obligations of the Company. The obligations of the Company to effect the Merger shall be further subject to the satisfaction at or prior to the Effective Time of the following additional conditions precedent, unless waived, to the extent permitted by applicable Law, in writing by the Company:

            (a) Each of Parent and Merger Sub shall have performed and complied in all material respects with all agreements and covenants contained in this Agreement that are required to be performed or complied with by it prior to or at the Effective Time. The representations and warranties of Parent and Merger Sub set forth in Article III of this Agreement (i) that are qualified with reference to materiality or Material Adverse Effect shall be true and correct, and (ii) that are not so qualified shall be true and correct in all material respects, in each case as of the date hereof and as of the Effective Time as though made as of the Effective Time (or to the extent such representations or warranties speak of a specific date, as of such date). The Company shall have received certificates dated the Closing Date and signed by the Chairman, President or an Executive Vice-President of each of Parent and Merger Sub, certifying that the conditions specified in this Section 7.02 have been satisfied.

            Section 7.03 Conditions for Obligations of Parent and Merger Sub. The obligations of each of Parent and Merger Sub to effect the Merger shall be further subject to the satisfaction at or prior to the Effective Time of the following additional conditions precedent, unless waived, to the extent permitted by applicable Law, in writing by Parent:

            (a) The Company shall have performed and complied in all material respects with all agreements and covenants contained in this Agreement that are required to be performed or complied with by it prior to or at the Effective Time (including those covenants and agreements set forth in Sections 5.01(e) and (i) (without taking into account any exception in such sections relating to requirements of applicable Law)). The representations and warranties of the Company set forth in Article IV of this Agreement (i) that are qualified with reference to materiality or Material Adverse Effect shall be true and correct, and (ii) that are not so qualified shall be true and correct in all material respects, in each case as of the date hereof and as of the Effective Time as though made as of the Effective Time (or to the extent such representations or warranties speak of a specific date, as of such date). Parent shall have received a certificate dated the Closing Date and signed by the Chairman, President or a Vice-President of the Company, certifying that the conditions specified in this Section 7.03(a) have been satisfied.

            (b) Since the date of this Agreement, there shall have been no event or occurrence which, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on the Company.

            (c) There shall not have been instituted or be pending any Proceeding by any Governmental Entity as a result of this Agreement or any of the transactions contemplated hereby which, if such Governmental Entity were to prevail, would reasonably be expected to (i) have a Material Adverse Effect on Parent or the Surviving Corporation, (ii) render the Merger or the transactions contemplated by this Agreement illegal or (iii) materially impair the Surviving Corporation's ability to conduct its business.

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

            (d) The Company shall have obtained the Consent of each Person listed in Section 7.03(d) of the Company Disclosure Letter.

                                  ARTICLE VIII.

                        TERMINATION, AMENDMENT AND WAIVER

            Section 8.01 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, by action taken or authorized by (i) the board of managers of Parent or (ii) the Special Committee, as the case may be, whether before or after approval of matters presented in connection with the Merger by the shareholders of the Company, by written notice by Parent to the Company, or by the Company to Parent and Merger Sub, as the case may be, as follows:

            (a) By the mutual written consent of the Company and Parent.

            (b) By any of Parent or the Company if any Governmental Entity shall have issued an Order or taken any other action (which Order such party hereto shall have used its reasonable best efforts to have lifted, vacated or reversed), in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such Order shall have become final and non-appealable.

            (c) By any of Parent or the Company, if (i) the Merger shall not have been consummated on or before December 31, 2003; or (ii) the shareholders of the Company fail to approve and adopt this Agreement upon the taking of a vote at the Company Shareholders' Meeting or any adjournment thereof; provided, however, that the right to terminate this Agreement under this Section 8.01(c) shall not be available to any party whose action, failure to act or breach of any provision of this Agreement has been a principal cause of or resulted in the failure of the shareholders of the Company to approve and adopt this Agreement.

            (d) By the Company, if (i) any of the representations and warranties of Parent and Merger Sub contained in this Agreement shall fail to be true and correct such that the condition set forth in Section 7.02 with respect to representations and warranties would not be satisfied, or (ii) Parent or Merger Sub shall have breached or failed to comply with any of their respective obligations under this Agreement such that the condition set forth in Section
7.02 with respect to agreements and conditions would not be satisfied (in either case other than as a result of a breach by the Company of any of its obligations under this Agreement) and such failure or breach with respect to any such representation, warranty or obligation shall continue unremedied for a period of thirty days after Parent has received written notice from the Company of the occurrence of such failure or breach.

            (e) By Parent, if (i) any of the representations and warranties of the Company contained in this Agreement shall fail to be true and correct such that the condition set forth in Section 7.03 with respect to representations and warranties would not be satisfied, or (ii) the Company shall have breached or failed to comply with any of its obligations under this

Agreement such that the condition set forth in Section 7.03 with respect to agreements and conditions would not be satisfied (in either case other than as a result of a breach by Parent or Merger Sub of any of their respective obligations under this Agreement) and such failure or breach with respect to any such representation, warranty or obligation shall continue unremedied for a period of thirty days after the Company has received written notice from Parent of the occurrence of such failure or breach.

            (f) By Parent, if prior to the Company Shareholders' Meeting the Board of Directors or the Special Committee (w) withdraws or modifies in a manner adverse to Parent or Merger Sub its approval or recommendation of this Agreement or the Merger or states publicly its intent to do so, or fails to reconfirm such recommendation within one business day of a written request by Parent for such reconfirmation, (x) approves or recommends any Superior Proposal to the shareholders of the Company or states publicly its intent to do so, (y) fails to recommend against the acceptance of any tender or exchange offer that constitutes an Acquisition Proposal within ten business days from the commencement thereof (including, by means of taking no position with respect to the acceptance thereof by the shareholders), or (z) resolves to take any of the foregoing actions (but, in the case of a termination solely under clause (x), only after the three business day period referenced in Section 8.01(g) below).

            (g) By the Company, if the Board of Directors or the Special Committee authorizes the Company to enter into a definitive acquisition, merger or similar agreement with respect to any Superior Proposal; provided, however, that the Company may not terminate this Agreement pursuant to this Section 8.01(g) unless (i) three business days shall have elapsed after delivery to Parent of a written notice of such authorization by the Board of Directors or the Special Committee and, during such three business day period, the Company shall have reasonably cooperated with Parent, including informing Parent of the material terms and conditions of such Superior Proposal and the identity of the Person or group making such Superior Proposal, with the intent of enabling Parent to agree to a modification of the terms and conditions of this Agreement so that the transactions contemplated hereby may be effected, and (ii) at the end of such three business day period, the Board of Directors or the Special Committee of the Company shall continue reasonably to believe that such Acquisition Proposal constitutes a Superior Proposal and promptly thereafter the Company shall enter into a definitive acquisition, merger or similar agreement to effect such Superior Proposal; and provided, further, that the Company may only exercise its right to terminate this Agreement pursuant to this Section 8.01(g) if the Company has complied with its obligations under Section 5.02 and simultaneously paid the amounts payable under Section 8.02(b).

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

            Section 8.02 Effect of Termination.

            (a) In the event of termination of this Agreement by any of the Company or Parent as provided in Section 8.01, the Merger shall be deemed abandoned and this Agreement shall forthwith become null and void and have no further force or effect, without any further liability or obligation on the part of the Company, Parent or Merger Sub or any of the officers, directors, managers, shareholders, Affiliates or Representatives of any of them, other than
(i) those provisions of this Agreement that survive termination hereof pursuant to Section 9.01 and (ii) nothing herein shall relieve any party for willful breach of any of its representations, warranties, covenants or agreements set forth in this Agreement.

            (b) If (x) Parent shall have terminated this Agreement pursuant to
Section 8.01(f), (y) the Company shall have terminated this Agreement pursuant to Section 8.01(g) or (z) (i) either Parent shall have terminated this Agreement pursuant to Section 8.01(e) (but only if such termination by Parent is due to an intentional breach or intentional compliance failure by the Company) or the Company shall have terminated this Agreement pursuant to Section 8.01(c), (ii) after the date of this Agreement and on or before the date of termination an Acquisition Proposal involving 25% or more of any class of equity securities (or any securities exercisable or exchangeable for or convertible into such equity securities) issued by the Company or any of its Subsidiaries, or 25% or more of the Company's or any such Subsidiary's assets, shall have been publicly announced or disclosed, and (iii) within twelve months after such termination as provided in this clause (z) the Company enters into a definitive acquisition, merger or similar agreement to effect any such Acquisition Proposal, or effects any such Acquisition Proposal, then, in the case of clauses (x), (y) or (z), the Company shall (A) pay Parent a termination fee of $3.0 million ("Termination Fee") plus (B) reimburse to Parent documented fees and expenses reasonably incurred by Parent and Merger Sub (including those incurred by H. Christopher Whittle on their behalf) in connection with this Agreement (including attorneys' fees and fees of financial advisors) in an amount not to exceed $1.5 million. Any amounts payable under this Section 8.02(b) shall be paid in same day funds contemporaneously with a termination described in either clause (x) or (y) of this Section 8.02(b), and contemporaneously with the Company entering into an agreement or effecting an Acquisition Proposal described in clause (z), and no notice of termination pursuant to such sections shall be effective and this Agreement shall not terminate, until such Termination Fee is received by Parent.

                                  ARTICLE IX.

                               GENERAL PROVISIONS

            Section 9.01 Survival. Article II, this Article IX and the covenants and agreements of the Company, Parent and Merger Sub contained in Section 6.05 shall survive the consummation of the Merger. This Article IX and the covenants and agreements of the Company, Parent and Merger Sub contained in the penultimate sentence of Section 6.01, Section 6.03, Section 8.02 shall survive the termination of this Agreement. All other representations, warranties, covenants and agreements in this Agreement shall not survive the consummation of the Merger or the termination of this Agreement.

            Section 9.02 Enforcement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the State of Delaware or in Delaware state court, this being in addition to any other remedy to which they are entitled at Law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any United States federal court located in the State of Delaware or any Delaware state court in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement,
(b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a United States federal or state court sitting in the State of Delaware. Each party hereto irrevocably waives its right to a jury trial in any Proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

            Section 9.03 Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be delivered personally or by facsimile, and shall be deemed to have been duly given or made (i) on the business day of such delivery as evidenced by the receipt of the personal delivery service, if personally delivered, or as evidenced by the confirmation of receipt generated by the sending party's facsimile, if sent by facsimile, or
(ii) on the next business day as evidenced by the receipt of the overnight courier, if delivered by nationally recognized overnight courier, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice, except that notices of changes of address shall be effective upon receipt):

            (a) if to Parent or Merger Sub:

                  Shakespeare Acquisition LLC
                  c/o Liberty Partners
                  1370 Avenue of the Americas
                  34th Floor
                  New York, NY  10019
                  Attn:  G. Michael Stakias
                  Facsimile:  212-649-6076

                  with copies to:

                  Blank Rome LLP
                  One Logan Square
                  Philadelphia, PA  19103
                  Attn:  Richard J. McMahon, Esquire
                  Facsimile:  215-569-5555

                  and

                  Cadwalader, Wickersham & Taft
                  100 Maiden Lane
                  New York, NY  10038
                  Attn: John F. Fritts, Esquire
                  Facsimile:  212-504-6666

            (b) if to the Company:

                  Edison Schools Inc.
                  521 Fifth Avenue
                  11th Floor
                  New York, NY 10175
                  Attn: H. Christopher Whittle
                  Facsimile:  212-419-1706

                  with copies to:

                  Lowell W. Robinson
                  c/o Skadden, Arps, Slate, Meagher & Flom LLP
                  Four Times Square
                  New York, NY  10036
                  Attn:  Nancy A. Lieberman, Esquire
                  Facsimile:  212-735-2000

                  and

                  Skadden, Arps, Slate, Meagher & Flom LLP
                  Four Times Square
                  New York, NY  10036
                  Attn:  Nancy A. Lieberman, Esquire
                  Facsimile:  212-735-2000

            Section 9.04 Expenses. Except as set forth in Section 8.02(b), all fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party hereto incurring such fees, costs and expenses.

            Section 9.05 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

            Section 9.06 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law, public policy or otherwise then all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the maximum extent possible.

            Section 9.07 Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the Exhibits hereto) constitutes the entire agreement and supersedes any and all other prior agreements and undertakings, both written and oral, among the parties hereto, or any of them, with respect to the subject matter hereof. This Agreement shall inure to the sole benefit of the parties hereto, and their respective successors and permitted assigns, and is not intended to confer upon any Person (other than the parties hereto) any rights, interests or remedies hereunder; provided, however, that the Indemnified Parties referred to in Section 6.05 hereof shall be third party beneficiaries entitled to enforce the provisions of such Section.

            Section 9.08 Assignment. Neither this Agreement nor any rights, interests, remedies or obligations hereunder shall be assigned by any party hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties hereto, except that Parent may assign any or all of its rights, interests, remedies, or obligations hereunder to any of its wholly owned Subsidiaries without the prior written consent of the other parties hereto.

            Section 9.09 Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware without regard to principles of conflicts of Laws.

            Section 9.10 Amendment. This Agreement may be amended by the parties hereto at any time in a writing executed and delivered by all such parties, whether before or after the Company Requisite Vote has been obtained; provided, however, that (i) no such amendment by the Company shall be effective unless it is authorized by the Board of Directors with the authorization of the Special Committee and (ii) after the Company Requisite Vote has been obtained, there shall be made no amendment that by Law requires further approval by stockholders of the Company without the further approval of such stockholders.

            Section 9.11 Extension; Waiver. At any time prior to the Effective Time, either the Company (acting through the Board of Directors with the authorization of the Special Committee), on one hand, or Merger Sub and Parent, on the other hand, may (a) extend the time for performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties of the other parties contained herein or in any document delivered pursuant hereto or (c) waive compliance by any other party or parties with any of the covenants, agreements or conditions contained herein, including any of those set forth in Section 5.01; provided, however, that after the Company Requisite Vote has been obtained, there shall be made no waiver or extension that by Law requires further approval by stockholders of the Company without the further approval of such stockholders. Any agreement on the part of a party hereto to any such extension or waiver shall be valid and enforceable against such party only if set forth in an instrument in writing signed by such party. The failure or delay by any party hereto to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights nor shall any single or partial exercise by any party to this Agreement of any of its rights under this Agreement preclude any other or further exercise of such rights or any other rights under this Agreement.

            Section 9.12 Counterparts. This Agreement may be executed in counterparts, each of which when executed shall be deemed to be an original but all of which together shall constitute one and the same agreement.

                            [SIGNATURE PAGE FOLLOWS]

            IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement and Plan of Merger to be duly executed and delivered as of the date first written above by its duly authorized officer.

                                       EDISON SCHOOLS INC.

                                       By:   /s/ H. Christopher Whittle
                                          ------------------------------------
                                          Name:  H. Christopher Whittle
                                          Title: Chief Executive Officer


                                       SHAKESPEARE ACQUISITION LLC

                                       By:   /s/ H. Christopher Whittle
                                          -------------------------------------
                                          Name:  H. Christopher Whittle
                                          Title: Manager


                                       SHAKESPEARE ACQUISITION
                                       CORPORATION

                                       By:   /s/ H. Christopher Whittle
                                          -------------------------------------
                                          Name:  H. Christopher Whittle
                                          Title: Chief Executive Officer

                                    EXHIBIT A


                          SEVENTH AMENDED AND RESTATED

                          CERTIFICATE OF INCORPORATION

                                       OF

                               EDISON SCHOOLS INC.


      The undersigned, _______________, hereby certifies that:

      A. He is the duly elected and acting Chief Executive Officer of Edison Schools Inc., a Delaware corporation (the "Corporation").

      B. The name of the corporation is Edison Schools Inc. The Corporation, originally known as The Edison Project Inc., filed its original Certificate of Incorporation with the Secretary of State of the State of Delaware on October 31, 1996. The Certificate of Incorporation was amended and restated on November 18, 1996 and on December 30, 1997, amended on May 27, 1998, amended and restated on June 4, 1999 and on July 2, 1999, amended on July 29, 1999 to change the name of the Corporation to Edison Schools Inc., and amended and restated on October 27, 1999 and November 17, 1999. All amendments to the Certificate of Incorporation reflected herein have been duly authorized and adopted by the Corporation's Board of Directors and stockholders in accordance with the provisions of Sections 242 and 245 of the Delaware General Corporation Law.

      C. The text of the Certificate of Incorporation is hereby amended and restated in its entirety to read as follows:

      FIRST: The name of the corporation (herein referred to as the "Corporation") is: Edison Schools Inc.

      SECOND: The address of the registered office of the Corporation in the State of Delaware is 15 East North Street, City of Dover, County of Kent, 19901. The name of its registered agent at such address is Vanguard Corporate Services, Ltd.

      THIRD: The purposes of the Corporation are to engage in, promote, conduct and carry on any lawful acts or activities for which corporations may be organized under the Delaware General Corporation Law (the "DGCL").

      FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is 100 shares of common stock, par value $0.01 per share.

      FIFTH: Elections of directors need not be by written ballot unless otherwise provided in the By-Laws of the Corporation.

      SIXTH: From and after the time the merger contemplated by the certificate of merger filed in accordance with the Agreement and Plan of Merger dated as of July 13, 2003 by and among Corporation, Shakespeare Acquisition LLC, a Delaware limited liability company, and Shakespeare Acquisition Corporation, a Delaware corporation, becomes effective pursuant to Delaware law (such time being herein referred to as the "Effective Time"), to the fullest extent permitted by the DGCL as it now exists or as it may hereafter be amended, no director shall be personally liable to the Corporation or any of its stockholders for any monetary damages for any breach of fiduciary duty by such director. Notwithstanding the foregoing sentence, a director shall be liable to the extent provided by applicable law (i) for breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit.

      SEVENTH: To the extent relating to acts or omissions of any present or former director, officer and employee of the Corporation occurring prior to the Effective Time, the following provisions of this Article SEVENTH shall apply:

      1. Except to the extent that the DGCL prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability. No amendment to or repeal of this provision shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.

      2. (a) Actions, Suits and Proceedings Other than by or in the Right of the Corporation. The Corporation shall indemnify each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation), by reason of the fact that he is or was, or has agreed to become, a director or officer of the Corporation, or is or was serving, or has agreed to serve, at the request of the Corporation, as a director, officer or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan) (all such persons being referred to hereafter as an "Indemnitee"), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or on his behalf in connection with such action, suit or proceeding and any appeal therefrom, if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in, or not opposed to, the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful. Notwithstanding anything to the contrary in this Section 2, except as set forth in Section 2(g) below, the Corporation shall not indemnify an Indemnitee seeking indemnification in connection with a proceeding (or part thereof) initiated by the Indemnitee unless the initiation thereof was approved by the Board of Directors of the Corporation. Notwithstanding anything to the contrary in this Section 2, the Corporation shall not indemnify an Indemnitee to the extent such Indemnitee is reimbursed from the proceeds of insurance, and in the event the Corporation makes any indemnification payments to an Indemnitee and such Indemnitee is subsequently reimbursed from the proceeds of insurance, such Indemnitee shall promptly refund such indemnification payments to the Corporation to the extent of such insurance reimbursement.

            (b) Actions or Suits by or in the Right of the Corporation. The Corporation shall indemnify any Indemnitee who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he is or was, or has agreed to become, a director or officer of the Corporation, or is or was serving, or has agreed to serve, at the request of the Corporation, as a director, officer or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys' fees) and, to the extent permitted by law, amounts paid in settlement actually and reasonably incurred by him or on his behalf in connection with such action, suit or proceeding and any appeal therefrom, if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery of Delaware shall determine upon application that, despite the adjudication of such liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses (including attorneys' fees) which the Court of Chancery of Delaware shall deem proper.

            (c) Indemnification for Expenses of Successful Party. Notwithstanding the other provisions of this Section 2, to the extent that an Indemnitee has been successful, on the merits or otherwise, in defense of any action, suit or proceeding referred to in Sections 2(a) and 2(b) of this Article, or in defense of any claim, issue or matter therein, or on appeal from any such action, suit or proceeding, he shall be indemnified against all expenses (including attorneys' fees) actually and reasonably incurred by him or on his behalf in connection therewith. Without limiting the foregoing, if any action, suit or proceeding is disposed of, on the merits or otherwise (including a disposition without prejudice), without (i) the disposition being adverse to the Indemnitee, (ii) an adjudication that the Indemnitee was liable to the Corporation, (iii) a plea of guilty or nolo contendere by the Indemnitee, (iv) an adjudication that the Indemnitee did not act in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation and (v) with respect to any criminal proceeding, an adjudication that the Indemnitee had reasonable cause to believe his conduct was unlawful, the Indemnitee shall be considered for the purposes hereof to have been wholly successful with respect thereto.

            (d) Notification and Defense of Claim. As a condition precedent to his right to be indemnified, the Indemnitee must notify the Corporation in writing as soon as practicable of any action, suit, proceeding or investigation involving him for which indemnity will or could be sought. With respect to any action, suit, proceeding or investigation of which the Corporation is so notified, the Corporation will be entitled to participate therein at its own expense and/or to assume the defense thereof at its own expense, with legal counsel reasonably acceptable to the Indemnitee. After notice from the Corporation to the Indemnitee of its election so to assume such defense, the Corporation shall not be liable to the Indemnitee for any legal or other expenses subsequently incurred by the Indemnitee in connection with such claim, other than as provided below in this Section 2(d). The Indemnitee shall have the right to employ his own counsel in connection with such claim, but the fees and expenses of such counsel incurred after notice from the Corporation of its assumption of the defense thereof shall be at the expense of the Indemnitee unless (i) the employment of counsel by the Indemnitee has been authorized by the Corporation, (ii) counsel to the Indemnitee shall have reasonably concluded that there may be a conflict of interest or position on any significant issue between the Corporation and the Indemnitee in the conduct of the defense of such action or (iii) the Corporation shall not in fact have employed counsel to assume the defense of such action, in each of which cases the fees and expenses of counsel for the Indemnitee shall be at the expense of the Corporation, except as otherwise expressly provided by this Section 2. The Corporation shall not be entitled, without the consent of the Indemnitee, to assume the defense of any claim brought by or in the right of the Corporation or as to which counsel for the Indemnitee shall have reasonably made the conclusion provided for in clause
(ii) above.

            (e) Advance of Expenses. Subject to the provisions of Section 2(f) below, in the event that the Corporation does not assume the defense pursuant to
Section 2(d) of any action, suit, proceeding or investigation of which the Corporation receives notice under this Section 2, any expenses (including attorneys' fees) incurred by an Indemnitee in defending a civil or criminal action, suit, proceeding or investigation or any appeal therefrom shall be paid by the Corporation in advance of the final disposition of such matter; provided, however, that the payment of such expenses incurred by an Indemnitee in advance of the final disposition of such matter shall be made only upon receipt of an undertaking by or on behalf of the Indemnitee to repay all amounts so advanced in the event that it shall ultimately be determined that the Indemnitee is not entitled to be indemnified by the Corporation as authorized in this Section 2. Such undertaking shall be accepted without reference to the financial ability of the Indemnitee to make such repayment.

            (f) Procedure for Indemnification. In order to obtain indemnification or advancement of expenses pursuant to Section 2(a), 2(b), 2(c) or 2(e) of this Article, the Indemnitee shall submit to the Corporation a written request, including in such request such documentation and information as is reasonably available to the Indemnitee and is reasonably necessary to determine whether and to what extent the Indemnitee is entitled to indemnification or advancement of expenses. Any such indemnification or advancement of expenses shall be made promptly, and in any event within 60 days after receipt by the Corporation of the written request of the Indemnitee, unless with respect to requests under Section 2(a), 2(b) or 2(e) the Corporation determines within such 60-day period that the Indemnitee did not meet the applicable standard of conduct set forth in Section 2(a) or 2(b), as the case may be. Such determination shall be made in each instance by (a) a majority vote of the directors of the Corporation consisting of persons who are not at that time parties to the action, suit or proceeding in question ("disinterested directors"), whether or not a quorum, (b) a majority vote of a committee of disinterested directors designated by majority vote of disinterested directors, whether or not a quorum, (c) a majority vote of a quorum of the outstanding shares of stock of all classes entitled to vote for directors, voting as a single class, which quorum shall consist of stockholders who are not at that time parties to the action, suit or proceeding in question, (d) independent legal counsel (who may, to the extent permitted by law, be regular legal counsel to the Corporation) or (e) a court of competent jurisdiction.

            (g) Remedies. The right to indemnification or advances as granted by this Section 2 shall be enforceable by the Indemnitee in any court of competent jurisdiction if the Corporation denies such request, in whole or in part, or if no disposition thereof is made within the 60-day period referred to above in
Section 2(f). Unless otherwise required by law, the burden of proving that the Indemnitee is not entitled to indemnification or advancement of expenses under this Section 2 shall be on the Corporation. Neither the failure of the Corporation to have made a determination prior to the commencement of such action that indemnification is proper in the circumstances because the Indemnitee has met the applicable standard of conduct, nor an actual determination by the Corporation pursuant to Section 2(f) that the Indemnitee has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the Indemnitee has not met the applicable standard of conduct. The Indemnitee's expenses (including attorneys' fees) incurred in connection with successfully establishing his right to indemnification, in whole or in part, in any such proceeding shall also be indemnified by the Corporation.

            (h) Subsequent Amendment. No amendment, termination or repeal of this Section 2 or of the relevant provisions of the DGCL or any other applicable laws shall affect or diminish in any way the rights of any Indemnitee to indemnification under the provisions hereof with respect to any action, suit, proceeding or investigation arising out of or relating to any actions, transactions or facts occurring prior to the final adoption of such amendment, termination or repeal.

            (i) Other Rights. The indemnification and advancement of expenses provided by this Section 2 shall not be deemed exclusive of any other rights to which an Indemnitee seeking indemnification or advancement of expenses may be entitled under any law (common or statutory), agreement or vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in any other capacity while holding office for the Corporation, and shall continue as to an Indemnitee who has ceased to be a director or officer, and shall inure to the benefit of the estate, heirs, executors and administrators of the Indemnitee. Nothing contained in this
Section 2 shall be deemed to prohibit, and the Corporation is specifically authorized to enter into, agreements with officers and directors providing indemnification rights and procedures different from those set forth in this
Section 2. In addition, the Corporation may, to the extent authorized from time to time by its Board of Directors, grant indemnification rights to other employees or agents of the Corporation or other persons serving the Corporation and such rights may be equivalent to, or greater or less than, those set forth in this Section 2.

            (j) Partial Indemnification. If an Indemnitee is entitled under any provision of this Section 2 to indemnification by the Corporation for some or a portion of the expenses (including attorneys' fees), judgments, fines or amounts paid in settlement actually and reasonably incurred by him or on his behalf in connection with any action, suit, proceeding or investigation and any appeal therefrom but not, however, for the total amount thereof, the

Corporation shall nevertheless indemnify the Indemnitee for the portion of such expenses (including attorneys' fees), judgments, fines or amounts paid in settlement to which the Indemnitee is entitled.

            (k) Insurance. The Corporation may purchase and maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan) against any expense, liability or loss incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL.

            (l) Merger or Consolidation. If the Corporation is merged into or consolidated with another corporation and the Corporation is not the surviving corporation, the surviving corporation shall assume the obligations of the Corporation under this Section 2 with respect to any action, suit, proceeding or investigation arising out of or relating to any actions, transactions or facts occurring prior to the date of such merger or consolidation.


            (m) Savings Clause. If this Section 2 or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify each Indemnitee as to any expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with any action, suit, proceeding or investigation, whether civil, criminal or administrative, including an action by or in the right of the Corporation, to the fullest extent permitted by any applicable portion of this
Section 2 that shall not have been invalidated and to the fullest extent permitted by applicable law.

            (n) Definitions. Terms used herein and defined in Section 145(h) and
Section 145(i) of the DGCL shall have the respective meanings assigned to such terms in such Section 145(h) and Section 145(i).

            (o) Subsequent Legislation. If the DGCL is amended after adoption of this Section 2 to expand further the indemnification permitted to Indemnitees, then the Corporation shall indemnify such persons to the fullest extent permitted by the DGCL, as so amended.

      EIGHTH: In furtherance and not in limitation of the rights, powers, privileges and discretionary authority granted or conferred by the DGCL or other statutes or laws of the State of Delaware, the Board of Directors of the Corporation is expressly authorized:

      1. To make, amend, alter or repeal the By-Laws of the Corporation;

      2. To authorize and cause to be executed mortgages and liens upon the real and personal property of the Corporation;

      3. To set apart out of any funds of the Corporation available for dividends, a reserve or reserves for any proper purpose and to reduce any such reserve in the manner in which it was created; and

      4. To adopt from time to time By-Law provisions with respect to indemnification of directors, officers, employees, agents and other persons as it shall deem expedient and in the best interests of the Corporation and to the extent permitted by law.

      NINTH: The books of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the By-Laws of the Corporation.

      TENTH: The Corporation reserves the right to amend, alter, change or repeal any provisions herein contained, in the manner now or hereafter prescribed by statute, and all rights, powers, privileges and discretionary authority granted or conferred herein upon stockholders or directors are granted subject to this reservation, provided, however, that Article SEVENTH may only be amended, altered, changed or repealed in accordance with its terms.

      The foregoing Seventh Amended and Restated Certificate of Incorporation has been duly adopted by this Corporation's Board of Directors and stockholders in accordance with the applicable provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware.

      The undersigned does hereby make this certificate on behalf of the Corporation and does hereby declare and certify that it is the Corporation's act and deed and the facts stated herein are true, and accordingly does hereunto execute this Seventh Amended and Restated Certificate of Incorporation on this ___ day of ____, 2003.


                                  ---------------------------------------
                                  [name],  Chief Executive Officer (seal)

                                    EXHIBIT B

                       THIRD AMENDED AND RESTATED BY-LAWS

                                       OF

                               EDISON SCHOOLS INC.

      These By-Laws are adopted by this Corporation and are supplemental to the Delaware General Corporation Law as the same shall from time to time be in effect.

ARTICLE I. NAME AND SEAL

      Section 101. Name. The name of the Corporation is Edison Schools Inc.

      Section 102. State of Incorporation. The Corporation has been incorporated under the laws of the State of Delaware.

      Section 103. Seal. The corporate seal of the Corporation shall have inscribed thereon the name of the Corporation, the year of its organization, the words "Corporate Seal", and the name of the State of Incorporation. The seal may be used by any person authorized by the Board of Directors of the Corporation or by these By-Laws by causing the seal or a facsimile thereof to be impressed or affixed, or in any manner reproduced.

ARTICLE II. REGISTERED AND PRINCIPAL OFFICES

      Section 201. Registered Office. The registered office of the Corporation in the State of Incorporation shall be located at such place within the State of Delaware as the Board of Directors may from time to time determine.

      Section 202. Offices. The principal office of the Corporation and any other offices of the Corporation shall be located at such places, within and without the State of Delaware, as the Board of Directors may from time to time determine or as the business of the Corporation may require.

ARTICLE III. STOCKHOLDERS

      Section 301. Place of Meetings. All meetings of the stockholders shall be held at such place or places, within or without the State of Delaware, as shall be determined by the Board of Directors from time to time.

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

      Section 302. Annual Meetings. The annual meeting of the stockholders, for the election of directors and the transaction of other business which is properly brought before such meeting, shall be held at such place and at such time as the Board of Directors shall fix. Any business which is a proper subject for stockholder action may be transacted at the annual meeting, irrespective of whether the notice of said meeting contains any reference thereto, except as otherwise provided by applicable statute or regulation.

      Section 303. Special Meetings. Special meetings of the stockholders may be called at any time by the Board of Directors, the Chairman of the Board, the Non-Executive Chairman, or by the stockholders entitled to cast at least one-half of the votes which all stockholders are entitled to cast at the particular meeting.

      Section 304. Absentee Participation in Meetings. Any stockholder may participate in a meeting of the stockholders by using of a conference telephone or a similar communications equipment, by means of which all persons participating in the meeting can hear each other, and participation in a meeting pursuant to this Section shall constitute presence in person at such meeting.

      Section 305. Conduct of Stockholders' Meetings. Subject to Section 903 hereof, the Chairman of the Board, if any, shall preside at all stockholders' meetings, or, in his or her absence, the Non-Executive Chairman or his or her designee. The officer presiding over the stockholders' meeting may establish such rules and regulations for the conduct of the meeting as he or she may deem to be reasonably necessary or desirable for the orderly and expeditious conduct of the meeting. The revocation of a proxy shall not be effective until written notice thereof has been given to the Secretary of the Corporation.

      Section 306. Majority Written Consent. Any action required or permitted to be taken at a meeting of the stockholders may be taken without a meeting, without prior notice and without a vote if a consent in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing.

ARTICLE IV. DIRECTORS AND BOARD MEETINGS

      Section 401. Management by Board of Directors. The business and affairs of the Corporation shall be managed by its Board of Directors. The Board of Directors may exercise all such powers of the Corporation and do all such lawful acts and things as are not by statute or by the Certificate of Incorporation or by these By-Laws directed or required to be exercised or done by the stockholders.

      Section 402. Number of Directors. The Board of Directors shall consist of not less than three (3) nor more than nine (9) directors. The number of directors to be elected, subject to the

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

foregoing limits, shall be determined by resolution of the Board of Directors. The number of directors to be elected may be increased or decreased beyond the foregoing limits set forth in the first sentence of this Section 402 by the affirmative vote of the stockholders entitled to vote a majority of all shares of common stock of the Corporation issued and outstanding. The directors shall be elected by the stockholders at the annual meeting of stockholders to serve until the next annual meeting of stockholders. Each director shall serve until his or her successor shall have been elected and shall qualify, even though his or her term of office as herein provided has otherwise expired, except in the event of his or her earlier resignation or removal.

      Section 403. Term of Directors. Each director shall serve until his or her successor is elected and qualifies, or until his or her earlier resignation or removal.

      Section 404. Resignations. Any director may resign at any time. Such resignation shall be in writing, but the acceptance thereof shall not be necessary to make it effective.

      Section 405. Removal. Directors of the Corporation may be removed at any time, with or without cause, by the affirmative vote of the stockholders entitled to vote a majority of all shares of common stock of the Corporation issued and outstanding.

      Section 406. Compensation of Directors. Unless the Board of Directors otherwise determines, directors shall not be entitled to any compensation for their services as directors. Any director may serve the Corporation in other capacities and be entitled to such compensation therefor as is determined by the Board of Directors.

      Section 407. Regular Meetings. Regular meetings of the Board of Directors shall be held on such day and at such hour as the Board shall from time to time designate. The Board of Directors shall meet for organization purposes at the first regular meeting following the annual meeting of stockholders at which the directors are elected. Notice of regular meetings of the Board of Directors need not be given.

      Section 408. Special Meetings. Special meetings of the Board of Directors may be called by the Chairman of the Board, if any, or the Non-Executive Chairman or his or her designee or any stockholder entitled to cast at least a majority of the votes which all stockholders are entitled to cast. Notice of the time and place of every special meeting, which need not specify the business to be transacted thereat and which may be either verbal or in writing, shall be given by the Secretary to each member of the Board.

      Section 409. Reports and Records. The reports of officers and committees shall be filed with the Secretary of the Board. The Board of Directors shall keep complete records of its proceedings in a minute book kept for that purpose. When a director shall request it, the vote of each director upon a particular question shall be recorded in the minutes.

      Section 410. Executive Committee. The Board of Directors may, without limiting its right to establish other committees, establish an Executive Committee of the Board which shall consist of any three (3) or more directors. The Executive Committee shall have and exercise the authority of the Board of Directors in the management and affairs of the Corporation, except as otherwise provided in the resolution establishing the Executive Committee.

      Section 411. Audit Committee. The Board of Directors may establish an Audit Committee of the Board. The Audit Committee shall consist of at least three (3) directors, none of whom shall be an officer or salaried employee of the Corporation or its subsidiaries or any other individual having a relationship which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director, and at least one of which whose background and experience are financial or business management related. Meetings of the Audit Committee may be called at any time by the Chairman of the Audit Committee and shall be called whenever two (2) or more members of the Audit Committee so request in writing. The Audit Committee shall have the authority, powers and responsibilities as shall be set forth in a written charter approved by the Board of Directors.

      Section 412. Absence or Disqualification of Committee Members. In the absence or disqualification of any member of any committee or committees established by the Board of Directors, the member or members thereof present at any meeting of such committee or committees, and not disqualified from voting, whether or not he, she, or they constitute a quorum, may unanimously appoint another director to act at the meeting in the place of any such absent or disqualified member.

      Section 413. Absentee Participation in Meetings. Any director may participate in a meeting of the Board of Directors, a meeting of a committee established by the Board of Directors, or a meeting of the stockholders, by use of a conference telephone or similar communications equipment, by means of which all persons participating in the meeting can hear each other, and participation in a meeting pursuant to this section shall constitute presence in person at such meeting.

      Section 414. Chairman of the Board. The Board of Directors may choose a Chairman of the Board who shall preside at the meetings of the Board and perform such other duties as may be prescribed by the Board of Directors.

      Section 415. Unanimous Written Consent. Any action required or permitted to be taken at a meeting of the Board of Directors or any committee thereof, may be taken without a meeting if all members of the Board of Directors or the committee, as the case may be, consent thereto in writing, and such written consent is filed with the minutes of the Board.

ARTICLE V. OFFICERS

      Section 501. Officers. The officers of the Corporation shall be a Chief Executive Officer, a President, a Secretary, a Treasurer, one or more Vice Presidents, and such other officers or assistant officers as the Board of Directors may from time to time deem advisable. Except for the Chief Executive Officer, President, Secretary and Treasurer, the Board may refrain from filling any of the said offices at any time and from time to time. Officers shall be elected by the Board of Directors at the time and in the manner as the Board of Directors from time to time shall determine. Each Officer shall hold office for a term extending until the first regular meeting of the Board of Directors following the annual meeting of stockholders and until his or her successor shall have been elected and shall qualify, except in the event of his or her earlier resignation or removal.

      Section 502. Chief Executive Officer. The Chief Executive Officer shall have general supervision of all of the departments and business of the Corporation; he or she shall prescribe the duties of the other officers and employees and see to the proper performance thereof. The Chief Executive Officer shall be responsible for having all orders and resolutions of the Board of Directors carried into effect. As authorized by the Board of Directors, he or she shall execute on behalf of the Corporation and may affix or cause to be affixed a seal to all instruments requiring such execution, except to the extent that signing and execution thereof shall have been expressly delegated to some other officer or agent of the Corporation. The Chief Executive Officer shall perform such other duties as may be prescribed by the Board of Directors.

      Section 503. President and Vice Presidents. The President and the Vice Presidents shall perform such duties and do such acts as may be prescribed by the Board of Directors or the Chief Executive Officer. Subject to the provisions of this Section, the President and the Vice Presidents, in order of their seniority, shall perform the duties and have the powers of the Chief Executive Officer in the event of his or her absence or disability.

      Section 504. Treasurer. The Treasurer shall act under the direction of the Audit Committee, or if such Committee is not established, the Board of Directors. The Treasurer shall also be the Chief Financial Officer and shall be the principal financial and accounting officer of the Corporation. Subject to the direction of the Audit Committee, or if such Committee is not established, the Board of Directors, he or she shall have custody of the Corporation funds and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Corporation and shall deposit all moneys in the name and to the credit of the Corporation in such depositories as may be designated by the Board of Directors. The Treasurer shall disburse the funds of the Corporation as may be ordered by the Board of Directors, taking appropriate vouchers for such disbursements, and shall on request render to the Board of Directors and the Audit Committee, at their respective meetings, an account of all his transactions as Treasurer and Chief Financial Officer and of the financial condition of the Corporation.

      Section 505. Secretary. The Secretary shall act under the direction of the Chief Executive Officer. Unless a designation to the contrary is made at a meeting, the Secretary shall attend all meetings of the Board of Directors and all meetings of the stockholders and record all of the proceedings of such meetings in a book to be kept for that purpose, and shall perform like duties for the standing committees when required. The Secretary shall give, or cause to be given, notice of all meetings of the stockholders and special meetings of the Board of Directors, and shall perform such other duties as may be prescribed by the Chief Executive Officer or the Board of Directors. The Secretary shall keep in safe custody the seal of the Corporation, and, when authorized by the Chief Executive Officer or the Board of Directors, cause it to be affixed to any instruments requiring it.

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

      Section 506. Assistant Officers. Any assistant officers elected by the Board of Directors shall have such duties as may be prescribed by the Board of Directors, the Chief Executive Officer, or the officer to whom they are an assistant. Assistant officers shall perform the duties and have the power of the officer to whom they are an assistant in the event of such officer's absence or disability.

      Section 507. Non-Executive Chairman. The Board of Directors may elect a Non-Executive Chairman. If the Board of Directors elects a Non-Executive Chairman, he or she shall, in the absence or disability of the Chairman of the Board, perform the duties and exercise the powers of the Chairman of the Board and shall perform such other duties as may be prescribed by the Board of Directors.

      Section 508. Compensation. The salaries and compensation of all officers shall be fixed from time to time by the Board of Directors and no officer shall be prevented from receiving such salary by reason of the fact that he or she is also a director of the Corporation.

      Section 509. General Powers. The officers are authorized to do and perform such corporate acts as are necessary in the carrying on of the business of the Corporation, subject always to the directions of the Board or Directors.

      Section 510. Vacancies. Any vacancy occurring in any office of the Corporation by death, resignation, removal or otherwise, shall be filled by the Board of Directors.

ARTICLE VI. PERSONAL LIABILITY OF DIRECTORS; INDEMNIFICATION OF DIRECTORS,
            OFFICERS AND EMPLOYEES

      Section 601. Personal Liability of Directors. Subject to the Certificate of Incorporation, to the fullest extent permitted by the Delaware General Corporation Law as it now exists or as it may hereafter be amended, no director shall be personally liable to the Corporation or any of its stockholders for any monetary damages for any breach of fiduciary duty by such director. Notwithstanding the foregoing sentence, a director shall be liable to the extent provided by applicable law (i) for breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,
(iii) pursuant to Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit.

      Section 602. Indemnification Of Directors, Officers and Employees. Subject to the Certificate of Incorporation, the Corporation will indemnify any person, to the fullest extent permitted by the Delaware General Corporation Law, against all costs, charges and expenses incurred or sustained by any such person in connection with any action, suit or proceeding to which such person may be made a party by reason of such person being an officer, director or employee of the Corporation or of any subsidiary or affiliate of the Corporation. Notwithstanding the foregoing, the Corporation's obligations to indemnify any person pursuant to this Section 602 shall not be applicable and shall have no force or effect if such person is found to have engaged in self-dealing, misappropriation of funds, fraud or a material violation of the Corporation's written financial policies, as approved by the Board of Directors (or a committee thereof) and the Corporation shall not be obliged to advance reimbursement of such person with regard to any such costs, charges and expenses in the event that self-dealing, misappropriation of funds, fraud or a material violation of the Corporation's written financial policies, as approved by the Board of Directors (or a committee thereof), is alleged by the Corporation or the Board of Directors.

      Section 603. Optional Indemnification. The Corporation may, to the fullest extent permitted by applicable law, indemnify, and advance or reimburse expenses for, persons in all situations other than that covered by this Article VI.

ARTICLE VII. SHARES OF CAPITAL STOCK

      Section 701. Authority to Sign Share Certificates. Every share certificate shall be signed by the Chief Executive Officer, President or one of the Vice Presidents and by the Secretary or one of the Assistant Secretaries.

      Section 702. Lost or Destroyed Certificates. Any person claiming a share certificate to be lost, destroyed or wrongfully taken shall receive a replacement certificate if such stockholder: (a) requests such replacement certificate before the Corporation has notice that the shares have been acquired by a bona fide purchaser; (b) files with the Corporation an indemnity agreement satisfactory in form and substance to the Board of Directors or Chief Executive Officer or the Secretary; and (c) satisfies any other reasonable requirements (including, without limitation, providing a surety bond) fixed by the Board of Directors.

      Section 703. Transfer of Shares. Upon surrender to the Corporation or its transfer agent of a certificate for shares, duly endorsed for transfer by the person named in the certificate or by an attorney lawfully constituted in writing, or accompanied by proper evidence of succession, assignment or authority to transfer, the Corporation shall record the transfer of such shares upon its books, issue a new certificate or certificates to the person or persons entitled thereto, and cancel the surrendered certificate.

ARTICLE VIII. AMENDMENT OR REPEAL

      Section 801. Amendment or Repeal by Stockholders. These By-Laws may be amended or repealed, in whole or in part, by a vote of a majority of all of the shares of common stock of the Corporation issued and outstanding at any annual or special meeting of the stockholders duly convened after notice to the stockholders of that purpose.

      Section 802. Amendment or Repeal by the Board of Directors. These By-Laws may be amended or repealed, in whole or in part, by the affirmative vote of a majority of the Board of Directors at any regular or special meeting of the Board duly convened after notice to the Board of Directors of that purpose.

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

      Section 803. Recording Amendments and Repeals. The text of all amendments and repeals to these By-Laws shall be attached hereto, and a notation of the date of each such amendment or repeal and a notation of whether such amendment or repeal was adopted by the Board of Directors or the stockholders shall be made in Section 1002 hereof.

ARTICLE IX. MISCELLANEOUS

      Section 901. Fiscal Year. The fiscal year of the Corporation shall be determined by the Board of Directors.

      Section 902. Checks. All checks or demands for money and notes of the Corporation shall be signed by such officer(s) or other person(s) as the Board of Directors may from time to time designate.

      Section 903. Designation of Presiding and Recording Officer. At any meeting of the stockholders, the stockholders who are present shall have the right to designate any person, whether or not an officer, director or stockholder, to preside over or record the proceedings of such meeting.

      Section 904. Record Date. The Board of Directors may fix any time whatsoever (whether or not the same is more than fifty days) prior to the date of any meeting of stockholders, or the date fixed for the payment of any dividend or distribution, or the date for the allotment of rights, or the date when any change or conversion or exchange of shares will be made or will go into effect, as a record date for the determination of the stockholders entitled to notice of, or to vote at any such meeting, or entitled to receive payment of any such dividend or distribution, or to receive any such allotment of rights, or to exercise the rights in respect to any such change, conversion or exchange of shares.

      Section 905. Text of Proposed Resolution in Written Notice. Whenever the language of a proposed resolution is included in a written notice to stockholders, the stockholders' meeting considering the resolution may adopt it with such clarifying or other amendments as do not enlarge its original purpose, without further notice to stockholders not present in person or by proxy.

      Section 906. Emergency By-Laws. In the event of any emergency resulting from warlike damage or an attack on the United States or any nuclear or atomic disaster, and until the termination of such emergency, the following By-Law provisions shall be in effect, notwithstanding any other provisions of these By-Laws:

            (a) A special meeting of the Board of Directors may be called by any officer or director upon one hour's notice, and

            (b) The director or directors in attendance at the meeting shall constitute a quorum.

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

      Section 907. Severability. If any provision of these By-Laws is illegal or unenforceable as such, such illegality or unenforceability shall not affect any other provision of these By-Laws and such other provisions shall continue in full force and effect.

ARTICLE X. ADOPTION OF BYLAWS AND RECORD OF
           AMENDMENTS AND REPEALS

      Section 1001. Adoption and Effective Date. These By-Laws have been adopted as the By-Laws of the Corporation as of ____________, 2003, and shall be effective as of that date.

      Section 1002. Amendments or Repeals of By-Laws.

Date Amended                                        Section Involved or Repealed

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

                                    EXHIBIT C

                       Directors of Surviving Corporation

Christopher D. Cerf
Benno C. Schmidt, Jr.
H. Christopher Whittle

Peter Bennett
Michael Levine
Yvonne Marsh
Michael Stakias

                                    EXHIBIT D

                            Parent Disclosure Letter

                                    EXHIBIT E

                            Company Disclosure Letter



                                      E-1